UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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Darling International Inc.

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251 O’Connor Ridge Boulevard, Suite 300

Irving, Texas 75038

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 7, 2013

To the Stockholders of Darling International Inc.:

An Annual Meeting of Stockholders of Darling International Inc. (the “Company”) will be held on Tuesday, May 7, 2013, at 10:00 a.m., local time, at the Four Seasons Resort and Club, 4150 N. MacArthur Blvd., Irving, Texas 75038, for the following purposes (which are more fully described in the accompanying Proxy Statement):

1.	To elect as directors of the Company the seven nominees named in the accompanying proxy statement to serve until the next annual meeting of stockholders (Proposal 1);

2.	To ratify the selection of KPMG LLP, independent registered public accounting firm, as the Company’s independent registered public accountant for the fiscal year ending December 28, 2013 (Proposal 2);

3.	To consider an advisory vote on executive compensation (Proposal 3); and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof in accordance with the provisions of the Company’s bylaws.

The Board of Directors recommends that you vote to approve Proposals 1, 2 and 3.

The Board has fixed the close of business on March 11, 2013, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

This year we will again seek to conserve natural resources and reduce annual meeting costs by electronically disseminating annual meeting materials as permitted under rules of the Securities and Exchange Commission. Many stockholders will receive a Notice of Internet Availability of Proxy Materials containing instructions on how to access annual meeting materials via the Internet. Stockholders can also request mailed paper copies if preferred.

Your vote is important. You are cordially invited to attend the Annual Meeting. However, whether or not you expect to attend the Annual Meeting, please vote your proxy promptly so your shares are represented. You can vote by Internet, by telephone or by signing, dating and mailing the enclosed proxy.

A copy of our Annual Report for the year ended December 29, 2012 is enclosed or otherwise made available for your convenience.

By Order of the Board,

John F. Sterling
Secretary

Irving, Texas

March 26, 2013

(i)

251 O’Connor Ridge Boulevard, Suite 300

Irving, Texas 75038

PROXY STATEMENT

FOR AN ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 7, 2013

This Proxy Statement is provided to the stockholders of Darling International Inc. (“Darling,” “we” or “our company”) in connection with the solicitation of proxies by our Board of Directors (the “Board”) to be voted at an Annual Meeting of Stockholders to be held at the Four Seasons Resort and Club, 4150 N. MacArthur Blvd., Irving, Texas 75038, at 10:00 a.m., local time, on Tuesday, May 7, 2013, and at any adjournment or postponement thereof (the “Annual Meeting”). This Proxy Statement and the enclosed proxy is first being sent or made available to stockholders on or about March 26, 2013. This Proxy Statement provides information that should be helpful to you in deciding how to vote on the matters to be voted on at the Annual Meeting.

We are asking you to elect the seven nominees identified in this proxy statement as directors of Darling until the next annual meeting of stockholders, to ratify our selection of KPMG LLP as our registered public accounting firm for our fiscal year ending December 28, 2013 and to consider an advisory vote on executive compensation.

QUESTIONS AND ANSWERS ABOUT VOTING

Why am I receiving these materials?

Our records indicate that you owned your shares of Darling common stock at the close of business on March 11, 2013 (the “Record Date”). You have been sent this Proxy Statement and the enclosed proxy card because Darling is soliciting your proxy to vote your shares of common stock at the Annual Meeting on the proposals described in this Proxy Statement.

What am I voting on?

There are three matters scheduled for a vote:

•	the election of the seven nominees identified in this proxy statement as directors, each for a term of one year (“Proposal 1”);

•	the ratification of the selection of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 28, 2013 (“Proposal 2”); and

•	an advisory vote on executive compensation (“Proposal 3”).

Who is entitled to vote at the Annual Meeting?

All owners of our common stock as of the close of business on the Record Date are entitled to vote their shares of common stock at the Annual Meeting and any adjournment or postponement thereof. As of the Record Date, a total of 118,192,608 shares of common stock are outstanding and eligible to vote at the Annual Meeting. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting. The enclosed proxy card or voting instruction card shows the number of shares you are entitled to vote at the Annual Meeting.

Stockholder of Record: Shares Registered in Your Name

If on the Record Date your shares were registered directly in your name with Darling, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, to ensure your vote is counted, Darling encourages you to vote either by Internet, by telephone or by filling out and returning the enclosed proxy card.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on the Record Date your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account.

How do I vote?

Your shares may only be voted at the Annual Meeting if you are present in person or are represented by proxy. Whether or not you plan to attend the Annual Meeting, we encourage you to vote by proxy to ensure that your shares will be represented. To vote by proxy, complete the enclosed proxy card and mail it in the postage-paid envelope provided, or you may vote by using the telephone or the Internet in accordance with the instructions provided on the enclosed proxy card. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded.

You may revoke your proxy at any time before it is exercised by timely submission of a written revocation to our Secretary, submission of a properly executed later-dated proxy or by timely voting by ballot at the Annual Meeting. Voting by proxy will in no way limit your right to vote at the Annual Meeting if you later decide to attend in person. Attendance at the Annual Meeting will not by itself constitute a revocation of your proxy — you must vote at the Annual Meeting.

If your shares are held in the name of a brokerage firm, bank, dealer or other similar organization that holds your shares in “street name,” you will receive instructions from that organization that you must follow in order for your shares to be voted.

All shares that you are entitled to vote and that are represented by a properly-completed proxy received prior to the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you properly deliver your proxy but fail to indicate how your shares should be voted, the shares represented by your proxy will be voted FOR Proposal 1, FOR Proposal 2, FOR Proposal 3 and in the discretion of the persons named in the proxy as proxy appointees as to any other matter that may properly come before the Annual Meeting.

Who may attend the Annual Meeting?

All stockholders that were stockholders of Darling as of the Record Date, or their authorized representatives, may attend the Annual Meeting. Admission to the Annual Meeting will be on a first-come, first-served basis. If your shares are held in the name of a brokerage firm, bank, dealer or other similar organization that holds your shares in “street name” and you plan to attend the Annual Meeting, you should bring proof of ownership to the Annual Meeting, such as a bank or brokerage account statement, to ensure your admission.

How will votes be counted?

The Annual Meeting will be held if a quorum, consisting of a majority of the outstanding shares entitled to vote, is represented in person or by proxy. Abstentions and broker “non-votes” will be counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee, such as a bank or broker, holding shares for a beneficial owner, does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Under the rules of the New York Stock Exchange (the “NYSE”), absent instructions from the beneficial owners, banks and brokers who hold shares in street name for beneficial owners have the authority to vote on routine corporate matters. The ratification of the selection of our independent registered public accounting firm is considered to be a routine matter, while the election of directors and the advisory vote on executive compensation are not.

Proposal 1. With respect to the nominees for director listed under “Proposal 1 — Election of Directors,” to be elected, each nominee must receive a majority of all votes cast (assuming a quorum is present) with respect to that nominee’s election. A majority of votes cast means that the number of votes cast for a nominee’s election must exceed the number of votes cast against such nominee’s election. Each nominee receiving more votes for his election than votes against his election will be elected. In the election of directors, you may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to each nominee. If you elect to abstain in the election of directors, the abstention will not impact the election of directors. In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted. Broker “non-votes” will not be counted as a vote cast with respect to a nominee and will therefore not affect the outcome of the vote on Proposal 1.

Proposal 2. With respect to Proposal 2 — “Ratification of Selection of Independent Registered Public Accountant,” the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote is required for approval of this item. You may vote “FOR,” “AGAINST” or “ABSTAIN”. If you abstain from voting, it will have the same effect as a vote against this item. Your broker (or another organization that holds your shares for you) may exercise its discretionary authority to vote your shares in favor of Proposal 2.

Proposal 3. With respect to Proposal 3 — “Advisory Vote on Executive Compensation,” the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote is required for approval of this item. You may vote “FOR,” “AGAINST” or “ABSTAIN”. If you abstain from voting, it will have the same effect as a vote against this item. Your broker (or another organization that holds your shares for you) does not have discretionary authority to vote your shares with regard to Proposal 3. Therefore, if your shares are held in the name of a brokerage firm, bank, dealer or similar organization that provides a proxy to us, and the organization has not received your instructions as to how to vote your shares on this proposal, your shares will be counted as if you had voted against Proposal 3.

Although the advisory vote on Proposal 3 is non-binding, as provided by law, our Board will review the results of the vote and will take it into account in making future decisions regarding executive compensation.

Who will count the votes?

Our transfer agent, Computershare Investor Services, will tally the vote and will serve as inspector of election at the Annual Meeting.

Why did I receive in the mail a Notice of Internet Availability of Proxy Materials rather than a full set of proxy materials?

Securities and Exchange Commission (“SEC”) rules allow companies to provide stockholders with access to proxy materials over the Internet rather than mailing the materials to stockholders. To conserve natural resources and reduce costs, we are sending to many of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”). The Notice provides instructions for accessing the proxy materials on the website referred to in the Notice or for requesting printed copies of the proxy materials. The Notice also provides instructions for requesting the delivery of the proxy materials for future annual meetings in printed form by mail or electronically by email.

How are proxies being solicited and who will pay for the solicitation of proxies?

We will bear the expense of the solicitation of proxies. In addition to the solicitation of proxies by mail, solicitation may be made by our directors, officers and employees by other means, including telephone, over the Internet or in person. No special compensation will be paid to our directors, officers or employees for the solicitation of proxies. To solicit proxies, we will also request the assistance of banks, brokerage houses and other custodians, nominees or fiduciaries, and, upon request, will reimburse these organizations or individuals for their reasonable expenses in forwarding soliciting materials to beneficial owners and in obtaining authorization for the execution of proxies. We will also use the services of the proxy solicitation firm of Georgeson Inc. to assist in the solicitation of proxies. For these services, we will pay a fee that is not expected to exceed $7,500, plus out-of-pocket expenses.

Who can help answer my other questions and to whom should I send a request for copies of certain material?

If you have more questions about voting, wish to obtain another proxy card or wish to receive a copy of our Annual Report on Form 10-K for the fiscal year ended December 29, 2012 without charge, you should contact:

Brad Phillips

Treasurer

Darling International Inc.

251 O’Connor Ridge Boulevard, Suite 300

Irving, Texas 75038

Telephone: 972.717.0300 Fax: 972.281.4449

E-mail: ir@darlingii.com

Important Notice Regarding the Availability of Proxy Materials for

the Stockholder Meeting to Be Held on May 7, 2013

The Proxy Statement and the 2012 Annual Report to security holders are available at

www.edocumentview.com/DAR

CORPORATE GOVERNANCE

In accordance with the General Corporation Law of the State of Delaware, our restated certificate of incorporation, as amended, and our amended and restated bylaws, our business, property and affairs are managed under the direction of the Board.

Independent Directors

The Board has determined that each of its current non-employee directors, O. Thomas Albrecht, D. Eugene Ewing, Charles Macaluso, John D. March, Michael Rescoe and Michael Urbut meet the independence requirements of the NYSE and the SEC.

Meetings of the Board

During the fiscal year ended December 29, 2012, the Board held six regular meetings and three special meetings. Each of the directors attended at least 75% of all meetings held by the Board and all meetings of each committee of the Board on which the applicable director served during the fiscal year ended December 29, 2012.

Communications with the Board

Stockholders and other interested parties who wish to communicate with the Board as a whole, or to individual directors, may write them: c/o Secretary, Darling International Inc., P.O. Box 141481, Irving, Texas 75014-1481. All communications sent to this address will be shared with the Board, or the Lead Director, if so addressed.

It is a policy of the Board to encourage directors to attend each annual meeting of stockholders. The Board’s attendance allows for direct interaction between stockholders and members of the Board. All of our directors attended our 2012 annual meeting of stockholders.

Board Leadership Structure

Randall C. Stuewe, our Chief Executive Officer, serves as our Chairman of the Board pursuant to his employment agreement. As further discussed below, our company has an empowered independent Lead Director who is elected annually by our Board. We believe that the combined role of Chairman and Chief Executive Officer, together with an empowered independent Lead Director, is the optimal Board structure to provide independent oversight and hold management accountable while ensuring that our company’s strategic plans are pursued to optimize long-term shareholder value.

Because the Chairman of the Board is also the Chief Executive Officer, the Board has designated an independent director to serve as Lead Director to enhance the Board’s ability to fulfill its responsibilities independently. The Board appointed Mr. Macaluso as lead director. The Lead Director’s role includes:

•	convening and chairing meetings of the non-employee directors as necessary from time to time;

•	coordinating the work and meetings of the standing committees of the board;

•	acting as liaison between directors, committee chairs and management; and

•	serving as an information resource for other directors.

Our Lead Director’s responsibilities and authorities are more specifically described in our Corporate Governance Guidelines.

The Board’s Role in Risk Oversight

The Board and each of its committees are involved in overseeing risk associated with our company. In its oversight role, the Board annually reviews our company’s strategic plan, which addresses, among other things, the risks and opportunities facing our company. While the Board has the ultimate oversight responsibility for the risk management process, it has delegated certain risk management oversight responsibilities to the Board committees. One of the primary purposes of the audit committee, as set forth in its charter, is to act on behalf of the Board in fulfilling its responsibilities to oversee company processes for the management of business/financial risk and for compliance with applicable legal, ethical and regulatory requirements. Accordingly, as part of its responsibilities as set forth in its charter, the audit committee is charged with (i) inquiring of management and our company’s outside auditors about significant risks and exposures and assessing the steps management has taken or needs to take to minimize such risks and (ii) overseeing our company’s policies with respect to risk assessment and risk management, including the development and maintenance of an internal audit function to provide management and the audit committee with ongoing assessments of our company’s risk management processes and internal controls. In connection with these risk oversight responsibilities, the audit committee has regular meetings with our company’s management, internal auditors and independent, outside auditors. The nominating and corporate governance committee annually reviews our company’s corporate governance guidelines and their implementation. The compensation committee considers risks related to the attraction and retention of talented senior management and other employees as well as risks relating to the design of compensation programs and arrangements. Each committee provides the Board with regular, detailed reports regarding committee meetings and actions. In addition, our company employs Michael Rath as our Senior Vice President – Fats, Hides, Energy and Chief Risk Officer. Mr. Rath reports directly to our CEO with respect to risk management and provides regular updates and reports to our CEO and Board regarding all of our company’s commodity risk positions.

Committees of the Board

The Board has a standing nominating and corporate governance committee, audit committee and compensation committee.

Nominating and Corporate Governance Committee. The nominating and corporate governance committee currently consists of Messrs. Macaluso (Chairman), Albrecht and Urbut, each of whom is independent under the rules of the NYSE and the SEC. The nominating and corporate governance committee met two times during the fiscal year ended December 29, 2012. The nominating and corporate governance committee is generally responsible for:

•	identifying, reviewing, evaluating and recommending potential candidates to serve as directors of our company;

•	recommending to the Board the number and nature of standing and special committees to be created by the Board;

•	recommending to the Board the members and chairperson for each Board committee;

•	developing, recommending and annually reviewing and assessing our Corporate Governance Guidelines and Code of Business Conduct and making recommendations for changes to the Board;

•	establishing and annually re-evaluating and recommending to the Board the standards for criteria for membership for, and the process of selection of, new and continuing directors for the Board;

•	communicating with our stockholders regarding nominees for the Board and considering whether to recommend these nominees to the Board;

•

evaluating annually the status of Board compensation in relation to comparable U.S. companies and reporting its findings to the Board, along with its recommendation of general principles to be used in determining the form and amount of director compensation;

•	periodically reviewing corporate governance matters generally and recommending action to the Board where appropriate;

•	reviewing and addressing any potential conflicts of interest of our directors and executive officers;

•	developing criteria for and assisting the Board in its annual self-evaluation;

•	overseeing the annual evaluation of management of our company, including oversight of the evaluation of our Chief Executive Officer by the compensation committee; and

•	overseeing the implementation and interpretation of, and compliance with, our company’s stock ownership guidelines.

The Board has adopted a written charter for the nominating and corporate governance committee.

Audit Committee. The audit committee currently consists of Messrs. Urbut (Chairman), Ewing, March and Rescoe, each of whom is independent under the rules of the NYSE and the SEC. The audit committee continued its long-standing practice of meeting directly with our internal audit staff to discuss the current year’s audit plan and to allow for direct interaction between the audit committee members and our internal auditors. The audit committee met four times during the fiscal year ended December 29, 2012. The audit committee is generally responsible for:

•	appointing, compensating, retaining, directing and overseeing our independent auditors;

•

reviewing and discussing with management and our independent auditors the adequacy of our disclosure controls and procedures and internal accounting controls and other factors affecting the integrity of our financial reports;

•	reviewing and discussing with management and our independent auditors critical accounting policies and the appropriateness of these policies;

•

reviewing and discussing with management and our independent auditors any material financial or non-financial arrangements that do not appear on the financial statements and any related party transactions;

•

reviewing our annual and interim reports to the SEC, including the financial statements and the “Management’s Discussion and Analysis” portion of those reports and recommending appropriate action to the Board;

•

discussing our audited financial statements and any reports of our independent auditors with respect to interim periods with management and our independent auditors, including a discussion with our independent auditors regarding the matters to be discussed by Statement of Auditing Standards No. 61 and No. 90;

•	reviewing relationships between our independent auditors and our company in accordance with Independence Standards Board Standard No. 1;

•	inquiring of management and our independent auditors about significant risks or exposures and assessing the steps management has taken to minimize those risks;

•	preparing the report of the audit committee required to be included in our proxy statement; and

•	creating and periodically reviewing our whistleblower policy.

The Board has determined in its own business judgment that all members of the audit committee are financially literate and have financial management expertise. The Board has designated Mr. Urbut, an independent director, as an audit committee financial expert in accordance with the requirements of the NYSE and the SEC.

The Board has adopted a written charter setting out the audit-related functions that the audit committee is to perform.

Please see page 46 of this Proxy Statement for the “Report of the Audit Committee.”

Compensation Committee. The compensation committee currently consists of Messrs. Albrecht (Chairman), Ewing, March and Rescoe, each of whom is independent under the rules of the NYSE and the SEC. The compensation committee met four times during the fiscal year ended December 29, 2012. The compensation committee is generally responsible for:

•	establishing and reviewing our overall compensation philosophy and policies;

•	determining and approving the compensation level of our Chief Executive Officer;

•	reviewing and approving corporate goals and objectives relevant to the compensation of our executive officers;

•	evaluating at least annually the performance of our Chief Executive Officer and other executive officers in light of the approved goals and objectives;

•	examining and making recommendations to the Board with respect to the overall compensation program for managerial level employees;

•	reviewing and recommending to the Board for approval new compensation programs;

•	reviewing our incentive compensation, equity-based and other compensation plans and perquisites on a periodic basis;

•	reviewing employee compensation levels generally;

•	drafting and discussing our Compensation Discussion and Analysis required to be included in our annual proxy statement and recommending its inclusion to the Board; and

•	preparing the report of the compensation committee for inclusion in our annual proxy statement.

The Board has adopted a written compensation committee charter setting forth meeting requirements and responsibilities of the compensation committee.

Please see page 27 of this Proxy Statement for the “Compensation Committee Report.”

Code of Business Conduct

The Board has adopted a Code of Business Conduct to which all officers, directors and employees, who for purposes of the Code of Business Conduct are collectively referred to as employees, are required to adhere in addressing the legal and ethical issues encountered in conducting their work. The Code of Business Conduct requires that all employees avoid conflicts of interest, comply with all laws, rules and regulations, conduct business in an honest and fair manner, and otherwise act with integrity. Employees are required to report any violations of the Code of Business Conduct and may do so anonymously by contacting Darling’s independent ombudsman. The Code of Business Conduct includes specific provisions applicable to Darling’s principal executive officer and senior financial officers.

The Code of Business Conduct also addresses our company’s procedures with respect to the review and approval of “related party transactions” that are required to be disclosed pursuant to SEC regulations. The Code of Business Conduct provides that any transaction or activity, in which Darling is involved, with a “related party” (which is defined as an employee’s child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and any person (other than a tenant or employee) sharing the household of an employee of ours) shall be subject to review by our general counsel so that appropriate measures can be put into place to avoid either an actual conflict of interest or the appearance of a conflict of interest. Any waivers of this conflict of interest policy must be in writing and be pre-approved by our general counsel.

Stock Ownership Guidelines

The Board has adopted stock ownership guidelines to further align the interests of our non-employee directors and officers with those of our stockholders. The guidelines provide that our Chief Executive Officer should maintain an investment in Darling common stock that is equal to five times his annual base salary. Our President, Executive Vice Presidents and named executive officers other than our Chief Executive Officer should each maintain an investment in Darling common stock that is equal to 2.5 times his or her annual base salary, while our Senior Vice Presidents should maintain an investment in Darling common stock that is equal to one times his or her annual base salary. Non-employee directors should each maintain an investment in Darling common stock that is equal to five times his or her annual retainer. Each person to whom the stock ownership guidelines apply must hold at least 75% of shares received by such person through incentive awards (after sales for the payment of taxes and shares withheld to cover the exercise price of stock options) until such person is in compliance with the stock ownership guidelines referred to above. In determining whether the required investment levels have been met, shares will be valued using the closing price of Darling common stock on the date(s) acquired; however, shares held on March 23, 2011 (the date that the stock ownership guidelines were adopted) will be valued at the closing price of Darling common stock on such date. In addition, under the Company’s policy on securities transactions, each person subject to the stock ownership guidelines is prohibited from engaging in (i) short-term trading (generally defined as selling Company securities within six months following the purchase), (ii) short sales, (iii) transactions involving derivatives or (iv) hedging transactions.

Governance Documents

Copies of the Corporate Governance Guidelines, the Board committee charters and the Code of Business Conduct are available on our website at http://www.darlingii.com/investors.aspx. Stockholders may request copies of these documents free of charge by writing to Darling International Inc., 251 O’Connor Ridge Blvd., Suite 300, Irving, Texas 75038, Attn: Investor Relations.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 29, 2012, Messrs. Albrecht, Ewing, March and Rescoe served on the compensation committee. No compensation committee member (i) was an officer or employee of Darling, (ii) was formerly an officer of Darling or (iii) had any relationship requiring disclosure under the SEC’s rules governing disclosure of related person transactions. During the fiscal year ended December 29, 2012, we had no “interlocking” relationships in which (i) an executive officer of Darling served as a member of the compensation committee of another entity, one of whose executive officers served on the compensation committee of Darling, (ii) an executive officer of Darling served as a director of another entity, one of whose executive officers served on the compensation committee of Darling, or (iii) an executive officer of Darling served as a member of the compensation committee of another entity, one of whose executive officers served as a director of Darling.

PROPOSAL 1 — ELECTION OF DIRECTORS

Introduction

Our current Board consists of seven members. The nominating and corporate governance committee recommended and the Board approved the nomination of the following seven nominees for election as directors at the Annual Meeting: O. Thomas Albrecht, D. Eugene Ewing, Charles Macaluso, John D. March, Michael Rescoe, Randall C. Stuewe and Michael Urbut.

At the Annual Meeting, the nominees for director are to be elected to hold office until the next annual meeting of stockholders and until their successors have been elected and qualified. Each of the nominees has consented to serve as a director if elected. If any of the nominees become unable or unwilling to stand for election as a director (an event not now anticipated by the Board), proxies will be voted for a substitute as designated by the Board. The following table sets forth the age, principal occupation and certain other information for each of the nominees for election as a director.

Name	Age	Principal Occupation
Randall C. Stuewe	50

Mr. Stuewe has served as our Chairman and Chief Executive Officer since February 2003. From 1996 to 2002, Mr. Stuewe worked for ConAgra Foods, Inc. as executive vice president and most recently as president of Gilroy Foods. Prior to serving at ConAgra Foods, he spent twelve years in management, sales and trading positions at Cargill, Incorporated.

Mr. Stuewe brings a seasoned set of management and operating skills to Darling’s Board. The Company believes Mr. Stuewe’s 25 plus years of experience at various agriculture processing businesses qualifies him to be both Chairman and Chief Executive Officer.

O. Thomas Albrecht	66

Mr. Albrecht was employed by McDonald’s Corporation from 1977 until his retirement in March 2001. Most recently, from 1995 until March 2001, Mr. Albrecht served as a senior vice president and chief purchasing officer of McDonald’s Corporation. From March 2007 until October 2010, Mr. Albrecht served as President of R&J Construction Supply, Inc. Mr. Albrecht has served as a director of our company since May 2002.

Mr. Albrecht brings an array of talents and experiences from his long tenure at McDonald’s Corporation, a world leader in the food service industry. A proven senior executive, Mr. Albrecht provides a wealth of experience, both domestic and internationally, in areas such as supply and vendor management and strategic planning and implementation. Mr. Albrecht serves as Chairman of our compensation committee and brings a thorough understanding of compensation systems necessary to retain and attract talent.

Name	Age	Principal Occupation
D. Eugene Ewing	64

Mr. Ewing has been the managing member of Deeper Water Consulting, LLC, a private wealth and business consulting company since March, 2004. Previously, Mr. Ewing was with the Fifth Third Bank. Prior to that, Mr. Ewing was a partner in Arthur Andersen LLP. Mr. Ewing currently serves as a director of Compass Diversified Holdings (NYSE: CODI), where he serves as chairman of the audit committee and as a member of the compensation committee. Mr. Ewing is on advisory boards for the business schools at Northern Kentucky University and the University of Kentucky. Mr. Ewing is also a director of a private trust company located in Wyoming. Mr. Ewing has served as a director of our company since May 2011.

As a former partner with a respected independent registered accounting firm and with over 30 years of business planning and transaction experience in a wide variety of industries and circumstances, Mr. Ewing brings to our Board a substantial level of experience with and understanding of complex accounting, reporting and taxation issues, SEC filings and corporate merger and acquisition transactions. He also brings a focus on and experience in long term succession issues for corporate management.

Charles Macaluso	69	Since 1998, Mr. Macaluso has been a principal of Dorchester Capital, LLC, a management consulting and corporate advisory service firm focusing on operational assessment, strategic planning and workouts. From 1996 to 1998, he was a partner at Miller Associates, Inc., a workout, turnaround partnership focusing on operational assessment, strategic planning and crisis management. Mr. Macaluso currently serves as a director of the following companies: Lazy Days RV SuperCenters, Inc., where he serves on the audit and compensation committees; GEO Specialty Chemicals, where he serves as the chairman of the board; Global Power Equipment Group Inc. (NASDAQ: GLPW), where he serves as chairman of the board; Woodbine Acquisition Corp., where he serves on the audit and compensation committees; and Pilgrim’s Pride Corporation (NYSE: PPC), where he serves on the audit committee. Mr. Macaluso has served as a director of our company since May 2002.

Name	Age	Principal Occupation
		Mr. Macaluso brings substantial experience from both private equity and public company exposure. His extensive experience serving on the boards of directors of numerous public companies brings to our Board valuable experience in dealing with the complex issues facing boards of directors today and makes him duly qualified to serve as our Lead Director.

John D. March	65

Mr. March was employed by Cargill, Incorporated from 1971 until his retirement in December 2007, where he held a variety of managerial positions throughout his career. Most recently, from January 2000 until December 2007, Mr. March served as Corporate Vice President Platform Leader – Cargill Grain and Oilseed Supply Chain; Cargill Food Ingredients – North America. Mr. March currently serves as a director of BioFuel Energy Corp. (NASDAQ: BIOF), where he serves on the compensation and risk committees. Mr. March has served as a director of our company since March 2008.

Through his long tenure at Cargill, Incorporated, a world leading producer and marketer of food, agricultural, financial and industrial products and services, Mr. March brings our Board tenured executive experience in global agriculture, food ingredients, biofuels and fats and oils.

Michael Rescoe	60

Mr. Rescoe served as executive vice-president and chief financial officer of Travelport Ltd. (travel services), a privately held company, from November 2006 until October 2009. He served as executive vice president and chief financial officer of the Tennessee Valley Authority, a federal corporation that is the nation’s largest public power provider, from July 2003 until November 2006. Mr. Rescoe was a senior officer and the chief financial officer of 3Com Corporation, a global technology manufacturing company specializing in Internet connection technology for both voice and data applications, from April 2000 until November 2002. During 1999 and 2000, Mr. Rescoe was associated with Forstman Little, a leveraged buyout firm. Prior thereto, Mr. Rescoe was chief financial officer of PG&E Corporation, a power and natural gas energy holding company, from 1997. For over a dozen years prior to that Mr. Rescoe was a senior investment banker with Kidder, Peabody and a senior managing director of Bear Stearns specializing in strategy and structured financing. From December 2003 until October 2011, Mr. Rescoe served as a director of Global Crossing Ltd. (NASDAQ: GLBC), where he served as chairman of the audit committee. Mr. Rescoe has served as a director of our company since May 2011.

Mr. Rescoe’s strong financial background provides financial expertise to the Board, including a deep understanding of financial statements, corporate finance, accounting and capital markets.

Name	Age	Principal Occupation
Michael Urbut	64

Mr. Urbut served as a director of FSB Global Holdings, Inc. or its predecessor Fresh Start Bakeries, Inc. from 1999 until 2010, during which time he served as chair of its audit committee. Previous to 1999, Mr. Urbut worked in various management capacities at several foodservice-related companies. Mr. Urbut has served as a director of our company since May 2005.

Mr. Urbut brings extensive experience as an executive in the foodservice and rendering industries. In addition, Mr. Urbut has spent a significant portion of his professional career as a financial executive. Mr. Urbut’s financial certification and education along with his current and past experiences as a Chief Financial Officer qualify him to be the Chairman of our audit committee and to serve as its financial expert.

Director Nomination Process

The Board is responsible for approving nominees for election as directors. To assist in this task, the Board has designated a standing committee, the nominating and corporate governance committee, which is responsible for reviewing and recommending nominees to the Board. This committee is comprised solely of independent directors as defined by the rules of the NYSE and the SEC.

The Board has a policy of considering director nominees recommended by our stockholders. A stockholder who wishes to recommend a prospective board nominee for the nominating and corporate governance committee’s consideration can write to the Nominating and Corporate Governance Committee, c/o Secretary, Darling International Inc., P.O. Box 141481, Irving, Texas 75014-1481. In addition to considering nominees recommended by stockholders, our nominating and corporate governance committee also considers prospective board nominees recommended by current directors, management and other sources. Our nominating and corporate governance committee evaluates all prospective board nominees in the same manner regardless of the source of the recommendation.

As part of the nomination process, our nominating and corporate governance committee is responsible for reviewing with the Board periodically the appropriate skills and characteristics required of directors in the context of the current make-up of the Board. This assessment includes issues of judgment, diversity, experience and skills. In evaluating prospective nominees, including nominees recommended by stockholders, our nominating and corporate governance committee looks for the following minimum qualifications, qualities and skills:

•	highest personal and professional ethics, integrity and values;

•	outstanding achievement in the individual’s personal career;

•	breadth of experience;

•	ability to make independent, analytical inquiries;

•	ability to contribute to a diversity of viewpoints among board members;

•

willingness and ability to devote the time required to perform board activities adequately (in this regard, the committee will consider the number of other boards of directors on which the individual serves); and

•	ability to represent the total corporate interests of our company (a director will not be selected to, nor will he or she be expected to, represent the interests of any particular group).

As set forth above, our nominating and corporate governance committee considers diversity as one of a number of factors in identifying nominees for director. It does not, however, have a formal policy in this regard. The committee views diversity broadly to include diversity of experience, skills and viewpoint as well as traditional diversity concepts such as race, national origin and gender. The committee considers its current practice to be effective in identifying nominees for director who are able to contribute to the Board from diverse points of view.

Stockholders who wish to submit a proposal for inclusion of a nominee for director in our proxy materials must also comply with the deadlines and requirements of our bylaws and of Rule 14a-8 promulgated by the SEC. Please see “Additional Information” in this Proxy Statement for more information regarding the procedures for submission by a stockholder of a director nominee or other proposals.

In connection with our acquisition of Griffin Industries, Inc. (“Griffin”) in December 2010, we entered into an agreement with the selling shareholders in that transaction who received shares of our common stock as part of the purchase price that gives such shareholders the right to nominate (i) a total of two directors to the Board for so long as such shareholders maintain 6% or more ownership of our common stock and (ii) one director to the Board for so long as such shareholders maintain more than 3%, but less than 6%, ownership of our common stock. In May 2011, such shareholders held less than 6% of our common stock, and therefore had the right to designate one director. Such shareholders designated D. Eugene Ewing as their nominee to the Board, and our stockholders first elected him to the Board at our 2011 annual meeting. The Board has nominated Mr. Ewing for re-election at the Annual Meeting. Mr. Ewing has no arrangement or understanding with such shareholders with regard to how he will cast his vote on any given matter and is expected to act in the total corporate interests of our company.

Required Vote

To be elected, each nominee for director must receive a majority of all votes cast (assuming a quorum is present) with respect to that nominee’s election. Abstentions and broker “non-votes” will not be counted as a vote cast with respect to a nominee.

Recommendation of the Board

The Board recommends that the stockholders vote “FOR” each of the nominees set forth in Proposal 1.

OUR MANAGEMENT

Executive Officers and Directors

Our executive officers and directors, their ages and their positions as of March 11, 2013, are as follows. Our executive officers serve at the discretion of the Board.

Name	Age	Position
Randall C. Stuewe	50	Chairman of the Board and Chief Executive Officer
Robert A. Griffin	60	President
John O. Muse	64	Executive Vice President – Chief Administrative Officer
Colin Stevenson	50	Executive Vice President – Chief Financial Officer
Neil Katchen	67	Executive Vice President – Co-Chief Operations Officer
Martin W. Griffin	54	Executive Vice President – Co-Chief Operations Officer
John F. Sterling	49	Executive Vice President – General Counsel and Secretary
O. Thomas Albrecht (2) (3)	66	Director
D. Eugene Ewing (1) (2)	64	Director
Charles Macaluso (3)	69	Director
John D. March (1) (2)	65	Director
Michael Rescoe (1) (2)	60	Director
Michael Urbut (1) (3) (4)	64	Director

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating and corporate governance committee.
(4)	In accordance with requirements of the SEC and the NYSE listing requirements, the Board has designated Mr. Urbut as an audit committee financial expert.

For a description of the business experience of Messrs. Stuewe, Albrecht, Ewing, Macaluso, March, Rescoe and Urbut, see “Proposal 1 — Election of Directors.”

Robert A. Griffin has served as our President since December 17, 2010. Mr. Griffin served as President of Griffin Industries, Inc. from 2006 until its merger with our company on December 17, 2010. He has extensive experience in the areas of raw material procurement and plant operations. Mr. Griffin is also actively involved with the National Renderers Association and the Fats and Proteins Research Foundation.

John O. Muse has served as our Executive Vice President — Chief Administrative Officer since September 2012. Prior to that, he served as Executive Vice President – Finance and Administration since February 2000, and from October 1997 to February 2000, he served as Vice President and Chief Financial Officer. Prior to that, he was Vice President and General Manager at Consolidated Nutrition, L.C. from 1994 to 1997. He also held the position of Vice President of Premiere Technologies, a wholly-owned subsidiary of Archer-Daniels Midland Company from 1992 to 1994. From 1971 to 1992, Mr. Muse was Assistant Treasurer and Assistant Secretary at Central Soya Company, Inc.

Colin Stevenson has served as Executive Vice President — Chief Financial Officer since September 2012. From 1999 to September 2012, Mr. Stevenson worked at PricewaterhouseCoopers LLP, where he became a partner in 2002 and served as leader of its Dallas Financial Services Tax Group. Prior to PwC, Mr. Stevenson spent approximately eight years in industry holding a variety of positions including CFO and division president for privately held construction and land development entities, as well as regional vice president of financial operations for the Ryland Group, a publicly-traded company on the NYSE.

Neil Katchen has served as our Executive Vice President — Co-Chief Operations Officer since December 2010. Mr. Katchen has been an Executive Vice President of our company since November 2001. From November 2001 to December 2010, he served under the titles of Executive Vice President — Operations and Executive Vice President — Chief Operating Officer, Retail and Service. From October 1997 to November 2001, he served as Vice President of our Eastern Region.

Martin W. Griffin has served as our Executive Vice President — Co-Chief Operations Officer since December 17, 2010. Mr. Griffin served as Chief Operating Officer of Griffin Industries, Inc. from 2006 until its merger with our company on December 17, 2010. He has extensive experience in raw material procurement and plant operations. Mr. Griffin is involved in several state associations within the industry as well as the Fats and Proteins Research Foundation and the National Renderers Association.

John F. Sterling has served as our Executive Vice President — General Counsel and Secretary since August 2007. From 1997 to July 2007, Mr. Sterling worked for Pillowtex Corporation, where he served as Vice President, General Counsel and Secretary since 1999. Pillowtex Corporation filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code on July 30, 2003. Mr. Sterling began his career with the law firm of Thompson & Knight, where he was a member of the firm’s corporate and securities practice area.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis contains statements regarding future individual and company performance targets and goals. These targets and goals are disclosed in the limited context of our company’s compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Overview of Darling’s Compensation Program

The compensation committee (for purposes of this analysis, the “committee”) of the Board oversees various executive and employee compensation plans and programs. It also has responsibility for continually monitoring these plans and programs to ensure that they adhere to our company’s compensation philosophy and objectives. The committee determines the appropriate compensation levels of all executives, including the named executive officers whose compensation is discussed below, taking into account all forms of compensation, including retirement and post-retirement benefits and fringe benefits. In determining various long-term and short-term compensation components, the committee considers our company’s performance, the industry in which we operate, the current operating environment, relative shareholder return and market compensation for similarly-situated executives. The committee also considers the most recent stockholder advisory vote on executive compensation when reviewing our executive compensation program. The committee’s goal is to balance short-term and long term-compensation to provide fair near-term compensation while aligning executive pay with long-term shareholder value, while avoiding structures that would encourage excessive risk taking. The committee believes that the total compensation paid to the Chief Executive Officer, Executive Vice President – Chief Financial Officer and the other named executive officers should be fair, reasonable and competitive, taking the above factors into account. Throughout this Proxy Statement, our Chief Executive Officer and Executive Vice President – Chief Financial Officer, as well as the other individuals included in the Summary Compensation Table, are referred to as the “named executive officers.”

The committee also evaluates and makes recommendations to the Board regarding our officer and director compensation plans, policies and programs, and reviews benefit plans for officers and employees. The committee’s charter, which can be found on our website at http://www.darlingii.com/Investors.aspx, reflects the above-mentioned and other responsibilities. The committee and the Board periodically review and, as appropriate, revise the charter.

The committee’s membership is determined by the Board and is composed entirely of independent directors, as defined under SEC rules and the listing standards of the NYSE. Additionally, each member of the committee is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code. The committee meets as often as appropriate, but not less than twice annually, and it may also consider and take action by written consent. Mr. Albrecht, the committee chairman, reports on committee actions and recommendations from time to time at Board meetings. In addition, the committee has the authority to engage the services of outside advisers, experts and others to assist the committee.

In fiscal 2012, the committee was again particularly mindful of the U.S. and world economies and the sensitivities of the public (including our stockholders) to compensation awards that are not tied to performance. In addition, the committee had discussed with the Board and our executives our continued emphasis on conservative management and our compensation philosophy, which is designed to minimize excessive risk-taking by allocating a significant portion of executive compensation to long-term incentives, as discussed more fully below. The committee notes that, despite a challenging economy and volatility and uncertainty in our finished product markets, our company had its second best financial performance in its history in fiscal 2012, posting $1.7 billion in net sales and net income of $130.8 million. Contributing to these results was our management’s successful execution of several strategic initiatives during fiscal 2012, including the driving of organic growth in our core rendering segment with the addition of several new key suppliers, targeted capital improvements focused on generating meaningful operating efficiencies and fleet upgrades and the completion of the integration of Griffin Industries LLC, which our company acquired in December 2010, including the introduction of our new Dar Pro Solutions™ brand of services and products. In addition, our company began the design and implementation of a new Oracle-based operating system that will provide us with a platform for future growth. Furthermore, in fiscal 2012 our company continued to successfully execute on its joint venture with Valero Energy Corporation (“Valero”) to design, engineer, construct and operate a renewable diesel plant, which will be capable of producing approximately 9,300 barrels per day of renewable diesel fuel and certain other co-products, to be located adjacent to Valero's refinery in Norco, Louisiana. The facility is in the final stages of construction, with a targeted startup date during the second quarter of 2013. The joint venture represents our company’s entry into the biomass-based renewable diesel market and could provide our company with a counter-cyclical hedge to fluctuating fat prices.

Development of 2012 Executive Compensation Program, Including Use of Consultant. During fiscal 2004, pursuant to the independent authority provided in its charter, the committee first engaged Aon Hewitt, an outside global human resources consulting firm, to review executive compensation and our company’s incentive programs. The committee, together with Aon Hewitt, developed the Darling International Inc. 2004 Omnibus Incentive Plan (the “2004 Omnibus Plan”), which our stockholders subsequently approved. The performance measures set forth in the 2004 Omnibus Plan were reapproved by our stockholders on May 11, 2010. During 2012, the committee and the Board concluded that it was necessary and desirable to adopt a new incentive compensation plan to increase the number of shares available for awards in order to ensure that sufficient award flexibility exists to continue to attract, motivate and retain the skilled personnel, directors and third party service providers required to manage our company with its expanded scope, complexity and operations. Accordingly, in March 2012 the committee and the Board unanimously adopted the 2012 Omnibus Incentive Plan (the “2012 Omnibus Plan”), which our company’s stockholders subsequently approved at our annual stockholders’ meeting on May 8, 2012 (the “Adoption Date”). The 2012 Omnibus Plan is substantially similar to the 2004 Omnibus Plan, both of which allow the committee to grant a variety of equity and cash based awards to participants. Awards outstanding under the 2004 Omnibus Plan as of the Adoption Date continue to be governed by that plan, whereas awards granted after the Adoption Date, including awards granted in March 2013 under the 2012 Executive Compensation Program described below, are subject to the 2012 Omnibus Plan. As with the 2004 Omnibus Plan, under the 2012 Omnibus Plan, the committee has the discretion to create additional “subplans.”

The committee periodically reviews our comprehensive executive compensation program to ensure that it remains competitive and is providing the proper mix of cash, equity and long-term and short-term incentive compensation for our executives. During the review, the committee also analyzes its compensation philosophy and considers refinements to ensure continuing alignment of the elements of the program with stockholder interests. In addition, the Committee also considers the most recent stockholder advisory vote on executive compensation when reviewing our executive compensation program. The committee continues to consult with Aon Hewitt from time to time in connection with its periodic reviews and refinements of our compensation programs (including those for our outside directors). For fiscal 2011, to ensure that the amounts paid to our executives come within the committee’s stated compensation objectives, the committee engaged Aon Hewitt to assist the committee in a comprehensive review of our company’s pay programs, setting compensation opportunities for fiscal 2011 and beyond and reviewing pay outcomes based on financial performance. A particular point of emphasis for the committee was to ensure that our company’s compensation programs remained competitive and provided the proper mix of cash, equity and long-term and short-term incentive compensation for our executives in light of the Griffin acquisition and its resulting impact on the size and complexity of our company’s business. As a result of this review, Aon Hewitt made various recommendations to the committee for refinements to our company’s executive compensation program. On February 3, 2011, the committee adopted a 2011 Amended and Restated Executive Compensation Program Policy Statement (the “2011 Compensation Policy”), which superseded the prior compensation policies for fiscal 2011 and beyond. For fiscal 2012, the committee determined to again use the 2011 Compensation Policy as guidance in approving the base compensation, long-term incentive program and annual incentive program for 2012 executive compensation (the “2012 Executive Compensation Program”) that is more fully described below. In the process of determining to continue to adhere to the 2011 Compensation Policy, the committee reevaluated the structure and implementation of the executive compensation program outlined therein and determined that it continued to effectively meet its stated program objectives. In addition, the committee considered the strong support given by our stockholders in approving our company’s executive compensation program at our annual meeting held in May 2011. Neither Aon Hewitt nor its affiliate, Aon Corporation, provided services to our company during fiscal 2012 outside the scope of executive compensation.

Development of 2013 Executive Compensation Program. For fiscal 2013, the committee determined to again use the 2011 Compensation Policy as guidance in approving the base compensation, long-term incentive program and annual incentive program for 2013 executive compensation. In the process of determining to continue to adhere to the 2011 Compensation Policy, the committee reevaluated the structure and implementation of the executive compensation program outlined therein and determined that it continued to effectively meet its stated program objectives. In addition, the committee considered the continued strong support given by our stockholders in approving our company’s executive compensation program at our annual meeting held in May 2012. With the exception of our new Chief Financial Officer who received a 1.7% cost of living adjustment in respect of his 2013 base compensation, neither our Chief Executive Officer nor any of our other executive officers received an increase in base pay for 2013.

Compensation Program Objectives

The committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals and to align executives’ interests with those of our stockholders by rewarding performance above established goals with the ultimate objective of improving stockholder value over time. In addition, the committee evaluates both performance and compensation to ensure that we maintain the ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives at companies similar to us. To achieve these objectives, the committee believes that executive compensation packages provided by our company to our executives, including the named executive officers, should include both cash and stock-based compensation that reward performance as measured against established goals. The executive compensation program is designed to encourage executive officers to pursue strategies that serve the interests of our company and stockholders, and to guard against excessive risk taking by our executives.

Setting Executive Compensation

Based on the foregoing objectives, the committee has structured our company’s annual and long-term incentive-based cash and non-cash executive compensation to motivate executives to achieve the board-approved business goals set by our company early in the fiscal year and to reward the executives for achieving those goals. Moreover, each year the committee reviews the executive compensation policies to ensure a continued nexus between executive compensation and the creation of stockholder value. Therefore, each executive’s compensation is linked directly to our company’s performance through our use of a compensation structure that rewards exceptional performance, based upon the achievement of pre-established financial and operational goals and individual management objectives. The committee considers both long-term and near-term strategic and financial objectives in designing our company’s overall compensation programs. Each element of the program is addressed in the context of competitive conditions. In determining competitive compensation levels, the committee considers guidance from Aon Hewitt, particularly analysis provided by Aon Hewitt with respect to total compensation and each element of compensation for executives at comparable companies, and reviews of executive compensation paid by comparably-sized public companies. These comparable companies are selected by a third party consulting firm and include general industrial companies that have similar total revenue, gross profit, EBITDA margin (earnings before interest, taxes, depreciation and amortization divided by revenue), net income and market capitalization and/or compete with our company for management talent. Although there typically may be overlap among the comparison groups used in respect of the base salary element, the annual incentive bonus element and the long term incentive element, the actual companies in the applicable comparison groups may differ based on guidance from the consulting firm. In the course of its review of our executive compensation program, Aon Hewitt considered the appropriate basis for comparison to be used for this analysis, taking into consideration the lack of any publicly traded direct competitors and our company’s business complexities, including the cyclical nature of our business due to the volatility in commodity prices, over which our company has no control. As a result, in developing the 2011 Compensation Policy, Aon Hewitt recommended, and the Committee adopted, the use of two separate comparison groups in the analysis of our executive compensation program. With respect to a market assessment of the total compensation paid to our executives, the comparison group was comprised of a group of 59 companies. The market data was developed and analyzed using regression analysis, based on our company’s then applicable annual revenue of $1.3 billion. Regression analysis was used to ensure pay data from larger companies did not overstate the competitive market for a company our size. With respect to the setting of performance standards, the comparison group was comprised of a group of 113 companies.

The committee compares numerous elements of executive compensation (i.e., base salaries, annual incentive compensation, long-term incentive compensation, retirement benefits and certain material perquisites) to establish whether our company’s proposed compensation programs are competitive with those offered by comparable companies. The committee generally sets total target compensation for the named executive officers at or near the 50th percentile of total compensation paid to similarly situated executives at comparison companies. Variations from the 50th percentile level may occur, as dictated by the experience level of the individual and market factors. Further, the 50th percentile compensation target may be exceeded for a year in which performance significantly exceeds goals.

A significant percentage of total compensation is allocated to incentive compensation that rewards exceptional performance as a result of the objectives mentioned above. The committee reviews information provided by Aon Hewitt to determine the appropriate level and mix of incentive compensation. Incentive compensation is paid as a result of the performance of our company and/or the individual, depending on the type of award, compared to established goals. Although performance levels are established at levels that are reasonably obtainable, executive officers must attain better than expected planned performance in order to earn a significant percentage of available incentive compensation and no incentive based compensation will be paid for years in which we do not obtain the pre-established performance goals.

Role of Executive Officers in Compensation Decisions

The committee makes all compensation decisions for the named executive officers. The Chief Executive Officer annually reviews the performance of each named executive officer (other than himself, as his performance is reviewed by the committee). The conclusions reached by the Chief Executive Officer and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the committee. The committee then exercises its discretion in modifying any recommended adjustments or awards to executives.

Elements of Compensation for Fiscal 2012

For fiscal 2012, the elements of compensation for the named executive officers were:

•	base salary;

•	annual incentive bonus;

•	long-term incentive compensation;

•	2010 special incentive program (relating to the Griffin acquisition);

•	retirement benefits; and

•	perquisites and other personal benefits.

In addition, the employment agreement with our Chief Executive Officer and Senior Executive Termination Benefits Agreements with the other named executive officers provide for potential payments upon termination of employment for a variety of reasons. Each of the elements of our company’s executive compensation program for fiscal 2012 is discussed in the following paragraphs.

Base Salary. Our company provides named executive officers and other employees with a base salary to compensate them for services rendered during each fiscal year. Base salary ranges for named executive officers are determined for each executive based on his position and responsibility by using market data supplied by Aon Hewitt. Base pay is designed to be competitive when compared with comparison companies. The committee periodically reviews base salaries of senior executives to determine if adjustment is necessary based on competitive practices and economic conditions. Base salary for senior executives will also be reviewed and adjustment may be made based on individual performance and the individual’s skills, experience and background. For fiscal 2012, our chief executive officer received a 6.25% increase in base salary, while our other named executive officers received cost of living increases ranging from zero to five percent.

Annual Incentive Bonus. In accordance with the 2011 Compensation Policy, the 2012 Executive Compensation Program provides for an annual incentive bonus opportunity for each of our executives, including the named executive officers. In determining the amount of the target annual incentive bonus under the 2012 Executive Compensation Program, the committee considered several factors, including the desire to ensure that a substantial portion of potential total compensation is performance based, trends and compensation practices at comparison companies, as well as general information on “best practices” among high-performing companies. In addition, the committee considered the amount of each executive’s base salary in setting the annual incentive bonus opportunities, as well as the minimum performance levels required to receive any payout under the program.

In the 2012 Executive Compensation Program, the committee established the target components of the annual incentive bonus with specific elements in both financial and business objective areas. In accordance with the 2011 Compensation Policy, the financial objective component of the annual incentive bonus is based on our company’s yearly return on gross investment (or ROGI), which is defined as earnings before interest, taxes, depreciation and amortization divided by the sum of total assets plus accumulated depreciation minus other liabilities (other than those incurred to financing institutions, indebtedness issued to institutional investors and indebtedness registered under the Securities Act of 1933, as amended (the “Securities Act”)), including, but not limited to, accounts payable, accrued expenses, pension liabilities, other non-current liabilities and deferred income taxes. The committee has the ability to adjust annual ROGI based on extraordinary events. The business objective component of the annual incentive bonus is predicated on both our company’s achievement of a minimum ROGI target and a program participant’s achievement of specific strategic, personal and operational goals (“SOPs”). A program participant may receive between 0% and 300% of his target payout with respect to the SOPs component depending on such participant’s performance for the fiscal year. Each program participant must achieve a minimum of 75% of his SOPs to receive any payout for the business component of the annual incentive bonus. Incentive compensation earned under each component is calculated independently and then aggregated to determine the total amount of a participant’s annual incentive bonus. Assuming our company’s achievement of 100% of targeted ROGI and the participant’s achievement of 100% of his SOPs, the financial objective component would make up 75% and the business objective component would make up 25% of a participant’s total annual incentive bonus. The committee set incentive award levels with reference to competitive conditions and to motivate executives by providing substantial bonus payments for the achievement of both our company’s and individual goals.

The committee selected ROGI as the relevant company financial goal in the 2011 Compensation Policy because the committee believes that a ROGI financial goal will better reflect our Board’s current and long-term strategic and financial objectives by evaluating our company’s relative performance to a comparison group over an extended period of time.

The SOPs were established based on objective factors. The types and relative importance of the SOPs varied among our executives depending upon their positions and the particular operations or functions for which they were responsible and included:

•	achieving pre-established levels of selling, general and administrative expenses;

•	achieving certain per unit operating costs;

•	achieving sales growth;

•	achieving safety goals; and

•	achieving certain strategic initiatives.

Following the end of the year, the committee analyzed each executive’s performance to determine to what extent the SOPs were met during the year. Following a recommendation from our Chief Executive Officer (except as to himself), the committee determined a payout percentage for each executive participant, including the Chief Executive Officer, based on its assessment of the achievement of these goals.

In accordance with the 2011 Compensation Policy, under the 2012 Executive Compensation Program a program participant will receive 100% of his target payout with respect to the financial measure component of the annual incentive award if our company attains an annual ROGI for the fiscal year equal to the 50th percentile of comparison companies (target ROGI) as calculated by Aon Hewitt. For fiscal 2012, Aon Hewitt calculated target ROGI as 14.2%. In addition, in accordance with the terms of the 2011 Compensation Policy, the committee also set a threshold and maximum ROGI for each program participant between which the participant would receive a percentage of target payout between 25% (for achievement at the 25th percentile of the comparison companies) and 300% (for achievement at or above the 80th percentile of the comparison companies) depending on the actual ROGI achieved; provided, however that in the case of certain participants, including our President, the committee took into account base salary in determining that target ROGI (50th percentile of comparison companies) must be achieved prior to any payout. Each program participant is eligible for receipt of the SOPs component of the annual incentive award upon our company’s ROGI achievement at or above the 25th percentile of the comparison companies (or the 50th percentile in the case of our President and certain other participants) and achievement of at least 75% of the SOPs. The threshold, target and maximum annual incentive bonus opportunity for each of the named executive officers is shown in the Estimated Future Payouts Under Non-Equity Incentive Plan Awards column of the fiscal year 2012 Grants of Plan Based Awards Table included elsewhere in this Proxy Statement.

Our company achieved the maximum ROGI level for fiscal 2012, and, therefore, the maximum annual incentive bonus was awarded to each of the named executive officers. The amount of the bonus for each named executive officer is included in the Non-Equity Incentive Plan Compensation column of the fiscal year 2012 Summary Compensation Table included elsewhere in this Proxy Statement.

Long-Term Incentive Compensation. The principal purpose of the long-term incentive portion (“LTIP”) of our executive compensation program is to encourage our executives to enhance the value of our company and, hence, the price of our company’s stock and the stockholders’ return over time. The long-term incentive component of the compensation system is also designed to create retention incentives for the individual and to provide an opportunity for increased equity ownership by executives through the granting of long-term equity based awards. We also believe that long-term equity based awards disincentivize excessive risk-taking by our executives by aligning our executives’ interests with our company’s and our stockholders’ long-term interests. As with the 2004 Omnibus Plan, under the 2012 Omnibus Plan the committee may grant various types of equity based awards, including performance based restricted stock and stock options. In accordance with the 2011 Compensation Policy, the long term incentive element of the 2012 Executive Compensation Program provides for annual equity grant award opportunities for each of our named executives, which awards are composed of 80% restricted stock and 20% stock options and are subject to our company meeting certain financial objectives for the relevant fiscal year. The committee sets a target grant dollar value for each participant, which for our CEO equals 125% of his base salary and for all other participants may range from 20% to 75% of the participant’s base salary. In making that determination, the committee considers the impact of the grant in the context of each executive’s aggregate compensation package. A program participant will receive 100% of his target grant dollar value if our company attains the target ROGI, which as stated above was calculated by Aon Hewitt to be 14.2% for fiscal 2012. The actual amount of the award will be based on our company’s actual trailing five-year ROGI average and may range from between 50% (for achievement between the 5th percentile to the 25th percentile of the comparison companies) and 200% (for achievement at the 75th percentile or higher of the comparison companies) of the target grant dollar value; provided, however that in the case of certain participants, including our President, LTIP award opportunities do not begin until our company has achieved the 60th percentile of the comparison companies. This program is designed to ensure that the program participants will receive some level of equity grant annually so long as our company is profitable, which the committee believes maximizes the retention element of our company’s long term incentive program; provided, however that no equity grants will be made under the program unless the minimum pre-established performance target is met.

Performance Based Restricted Stock. In accordance with the 2011 Compensation Policy, performance based restricted stock awarded under the 2012 Executive Compensation Program does not have an exercise price and vests over a period of three years, with 25% vesting immediately upon issuance and 25% vesting on each of the next three anniversaries of the grant date. In accordance with the terms of the 2011 Compensation Policy, such restricted stock is granted on the fourth business day after the Company releases its annual financial results. Pursuant to the terms of the 2011 Compensation Policy and based on the benchmarking methodology utilized by Aon Hewitt, the target number of shares of restricted stock that each program participant is eligible to receive was calculated by dividing the target grant dollar value for restricted stock determined by the committee for each participant by a reduced per share price. The reduced per share price is determined by Aon Hewitt by discounting the closing market price of our company’s common stock as of the last trading day of the immediately preceding fiscal year. The discounting formula used by Aon Hewitt takes our common stock’s historical performance and volatility into account and is designed to reflect the possibility of forfeiture of the restricted stock based on, among other things, the probability of the failure of the restricted stock to be granted and the failure of our company to meet the pre-defined performance measures required for the restricted stock to vest. As stated above, our company achieved the maximum ROGI level for fiscal 2012, and, therefore, restricted stock was granted and issued to the program participants on March 5, 2013. The number of shares of restricted stock issued to the named executive officers is shown in the Estimated Future Payouts Under Equity Incentive Plan Awards column of the fiscal year 2012 Grants of Plan-Based Awards Table included elsewhere in this Proxy Statement.

Stock Options. In accordance with the 2011 Compensation Policy, stock options awarded under the 2012 Executive Compensation Program are granted on the fourth business day after our company releases its annual financial results and vest over a period of three years, with 25% vesting immediately upon issuance and 25% vesting on each of the next three anniversaries of the grant date. Pursuant to the terms of the 2011 Compensation Policy, the target number of stock options that each program participant is eligible to receive was calculated by dividing the target grant dollar value for stock options determined by the committee for each participant by the value of a stock option based on the value of a single share of our company’s common stock as of the last trading day of the immediately preceding fiscal year, applying the Black-Scholes valuation methodology to determine such share value. In addition, in accordance with the terms of the 2011 Compensation Policy, the exercise price of the stock options is equal to the fair market value of our company’s common stock on the third business day after the company releases its annual financial results for the plan year. As stated above, our company achieved the maximum ROGI level for fiscal 2012, and, therefore, stock options were granted to the program participants on March 5, 2013. The exercise price of such stock options was determined based on the closing price of our common stock on the NYSE on March 4, 2013. The number of stock options issued to the named executive officers is shown in the All Other Option Awards column of the fiscal year 2012 Grants of Plan-Based Awards Table included elsewhere in this Proxy Statement.

Additional Awards. The committee periodically evaluates the advisability of grants of long-term incentives to our executives and other employees. The committee will make additional awards as it determines are appropriate, advisable and in the best interests of our company, all in accordance with the 2012 Omnibus Plan.

Practices Regarding the Grant of Options and Other Equity-Based Awards. If applicable, our company generally makes grants to our named executive officers and other senior management on a once-a-year basis. The committee typically approves equity award opportunities at the beginning of a fiscal year in connection with its adoption of an executive compensation program for such upcoming fiscal year. The grants of the equity awards then generally occur during the first quarter of the following fiscal year once it has been determined that, and the committee certifies that, the applicable performance measures have been met. From time to time the committee makes discretionary grants of equity awards to other employees who do not participate in the executive compensation program. These grants are generally made at the same time that the grants are made to participants in the executive compensation program, based on recommendations by management and performance of such nonexecutive employees during the prior fiscal year.

Our company does not have a program, plan or practice to time annual or ad hoc grants of stock options or other equity-based awards in coordination with the release of material non-public information or otherwise. Our company does not have any program, plan or practice of awarding options and setting the exercise price based on the stock’s price on a date other than the grant date or the business day immediately preceding the grant date. Our company does not have a practice of determining the exercise price of option grants by using average prices or lowest prices of our common stock in a period preceding, surrounding or following the grant date.

2010 Special Incentive Program. On November 11, 2010, the committee approved a 2010 Special Incentive Program (the “2010 Special Incentive Program”) for certain key employees of the Company pursuant to and in accordance with the 2004 Omnibus Plan, in consideration of and conditioned upon the closing (the “Closing”) of our company’s acquisition of Griffin. The size of the awards granted under the 2010 Special Incentive Program were determined by the committee based upon guidance from Aon Hewitt as to similar awards granted in transactions of like size and nature as the Griffin transaction. The individuals granted awards under the 2010 Special Incentive Program and the size of the award granted to each of these individuals were determined by the committee based upon the committee’s assessment of the expected required contribution of that individual to achieve Closing within a defined time period and to meet other objectives. Messrs. Robert Griffin and Martin Griffin do not participate in the 2010 Special Incentive Program.

Restricted Stock Awards

As further described below, the 2010 Special Incentive Program provided participants, including certain of the named executive officers, with three separate opportunities for restricted stock awards. The conditions for Grants One and Two have already been met and these awards have been issued. Participants have the opportunity to receive one additional grant of restricted stock as further described under Grant Three below.

Grant One. Under the 2010 Special Incentive Program, certain key employees, including certain of the named executive officers, received a grant (“Grant One”) on December 20, 2010 (the “Grant One Date”) of a predetermined number of restricted shares of our company’s common stock as a result of the successful closing of the Griffin acquisition on or before December 31, 2010. One third of such shares vested on the Grant One Date, one third vested on the first anniversary of the Grant One Date and one third vested on the second anniversary of the Grant One Date. Closing the Griffin acquisition prior to December 31, 2010 was important because our merger agreement with Griffin provided for a $15 million penalty if the transaction did not close in 2010.

Grant Two. Under the 2010 Special Incentive Program, since the price of our company’s common stock on January 31, 2012 (the “True-Up Date”) (the last day of the 13th full consecutive month following the Closing (which occurred on December 17, 2010 (the “Closing Date”)) was greater than $10.002 per share, each participating employee received shares of restricted stock, (i) one third of which vested on the True-Up Date, (ii) one third of which vested on the first anniversary of the True-Up Date and (iii) one third of which will vest on the second anniversary of the True-Up Date. The target for Grant Two was established because the rollover agreement that we entered into with certain Griffin shareholders who received our common stock as part of the transaction consideration for their Griffin shares provided that we would pay additional consideration to them if the volume weighted average price of our stock on the True-Up Date was not $10.002 per share or greater.

Grant Three. Grant three (“Grant Three”) is comprised of the following three components: (i) if, on the second anniversary of the Closing Date or, if such date is not a business day, the next succeeding business day, the price of our company’s common stock is $12.50 or higher, each participating employee will be eligible to receive one third of the total number of shares of restricted stock that such participating employee is eligible to receive under Grant Three (such total number of shares, the “Possible Grant”), (ii) if, on the third anniversary of the Closing Date or, if such date is not a business day, the next succeeding business day, the price of our company’s common stock is at least $12.50 per share and the percentage increase of our company’s common stock over $12.50 per share exceeds the median percentage increase of the common stock of the companies listed on the S&P 600 on the last day of the period for the preceding one year period, each participating employee will be eligible to receive one third of the Possible Grant and (iii) if, on the fourth anniversary of the Closing Date or, if such date is not a business day, the next succeeding business day, the price of our company’s common stock is at least $12.50 per share and the percentage increase of our company’s common stock over $12.50 per share exceeds the median percentage increase of the common stock of the companies listed on the S&P 600 on the last day of the period for the preceding two year period, each participating employee will be eligible to receive one third of the Possible Grant. If any of the performance goals set forth above are not met at the specified measurement date, the applicable portion of the Possible Grant will be forfeited in its entirety. The performance measure required for the first component of Grant Three was achieved; accordingly, on December 17, 2012 (the second anniversary of the Closing Date) each participating employee received the shares such employee was eligible to receive under the first component of Grant Three.

A participating employee will not be entitled to receive any grant under the foregoing restricted stock awards if such participating employee’s employment with our company has terminated, voluntarily or involuntarily, prior to the determination that the conditions to receive the restricted stock awards have been fulfilled.

The following table shows the amounts of the Grant One, Grant Two and Grant Three awards received by, and the amount of the remaining Grant Three award opportunity for, each participating named executive officer.

Name	Grant One	Grant Two	Grant Three	Remaining Grant Three Opportunity
Randall C. Stuewe	35,000	70,000	23,333	46,667
John O. Muse	35,000	70,000	23,333	46,667
Neil Katchen	—	15,000	5,000	10,000
John F. Sterling	15,000	30,000	10,000	20,000

Cash Payment

The 2010 Special Incentive Program also provided for cash based awards of up to $500,000 in the aggregate to senior company employees who were materially instrumental in successfully completing the Griffin acquisition. In accordance with the 2010 Special Incentive Program, executive management of our company recommended individual cash payments to certain key employees and the committee reviewed and approved such cash payments. An aggregate of $260,000 in such cash payments were paid out in March 2011. None of the named executive officers received any of these cash payments.

“Clawback” Policy. If our company were required to restate its financial statements, it would seek reimbursal from our chief executive officer and chief financial officer for any bonuses or other incentive or equity-based compensation, and profits from stock sales, received in the 12 months after the filing of financial statements that were later required to be restated due to the misconduct, to the extent required by the Sarbanes-Oxley Act of 2002. Our company will also implement the incentive compensation "clawback" provisions mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 in accordance with the requirements of that Act.

Retirement Benefits. Our company offers a 401(k) plan to all of its eligible salaried employees. The 401(k) plan includes an employer contribution ranging from 3% to 6% of a participant’s base salary, based on age, and an employee match of 25% of a participant’s contributions up to 6% of a participant’s base salary. In addition, our company maintains a Salaried Employees’ Retirement Plan which was frozen effective December 31, 2011. Prior to December 31, 2011, participants accrued a benefit calculated on “average monthly pay” based upon the highest 60 consecutive months of the latest 120 months (and subject to certain limitations) and the years of service completed. Future benefits to participants ceased to accrue under the plan effective December 31, 2011.

Perquisites and Other Personal Benefits. Our company provides named executive officers with certain perquisites and other personal benefits, reflected in the All Other Compensation column in the Summary Compensation Table included elsewhere in this Proxy Statement, that our company and the committee believe are reasonable and consistent with our overall compensation program to better enable our company to attract and retain superior employees for key positions. The committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.

These perquisites include automobile allowances and/or use of company automobiles, club dues and participation in the plans and programs described above.

Employment Arrangements and Post-Termination Compensation. Our company has entered into an employment agreement with our Chief Executive Officer and Senior Executive Termination Benefits Agreements with certain other of our executive officers that provide for, among other things, potential payments and other benefits upon termination of employment for a variety of reasons. In addition, in connection with the Griffin transaction our company entered into Employment Agreements with our President and our Executive Vice President – Co-Chief Operations Officer. See “Employment Agreements” and “Potential Payments upon Termination or Change-in-Control” included elsewhere in this Proxy Statement for a description of these agreements, including the severance benefits thereunder.

The committee believes that these severance arrangements are an important part of overall compensation for our named executive officers. The committee approved specific change of control provisions in certain of these agreements to provide reasonable personal protection to our senior executives in the context of an actual or potential change of control of our company. In addition, the committee views these arrangements as preventing management distraction during the critical periods prior to and immediately following a change of control. The committee also believes that severance and change of control arrangements are important as a recruitment and retention device, as most of the companies with which we compete for executive talent have similar agreements in place for their senior employees.

Tax and Accounting Implications

Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code places a limitation on tax deductions of any publicly-held corporation for individual compensation to certain executives of that corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. The committee uses, where practical, compensation policies and programs that preserve the tax deductibility of executive compensation; however, the committee at its sole discretion may approve payment of nondeductible compensation from time to time if the committee determines that it is in the best interest of our company to do so.

Accounting for Stock Based Compensation. We value unvested stock options under the fair value method and expense those amounts in the income statement over the stock option’s remaining vesting period in accordance with Financial Accounting Standards Board Accounting Standards Codification 718, Compensation – Stock Compensation.

Stock Ownership Guidelines

Our company has stock ownership guidelines to further align the interests of our non-employee directors and named executive officers with those of our stockholders. The guidelines provide that our Chief Executive Officer should maintain an investment in Darling common stock that is equal to five times his annual base salary. Our named executive officers other than our Chief Executive Officer should each maintain an investment in Darling common stock that is equal to 2.5 times his or her annual base salary. Non-employee directors should each maintain an investment in Darling common stock that is equal to five times his or her annual retainer. Each person to whom the stock ownership guidelines apply must hold at least 75% of shares received by such person through incentive awards (after sales for the payment of taxes and shares withheld to cover the exercise price of stock options) until such person is in compliance with the stock ownership guidelines referred to above. In determining whether the required investment levels have been met, shares will be valued using the closing price of Darling common stock on the date(s) acquired; however, shares held on March 23, 2011 (the date that the stock ownership guidelines were adopted) will be valued at the closing price of Darling common stock on such date. In addition, under the Company’s policy on securities transactions, each person subject to the stock ownership guidelines is prohibited from engaging in (i) short-term trading (generally defined as selling Company securities within six months following the purchase), (ii) short sales, (iii) transactions involving derivatives or (iv) hedging transactions.

Consultant Independence

In providing advice to the committee, Aon Hewitt is directly accountable to the committee, which is responsible for Aon Hewitt’s engagement. The committee has determined that Aon Hewitt does not have any conflicts of interest that would prevent it from being objective. In reaching this determination, the committee has considered: the fact that Aon Hewitt does not provide any services to our company other than those described above; the amount of fees received by Aon Hewitt from us as a percentage of Aon Hewitt’s total revenues; Aon Hewitt’s policies and procedures designed to prevent conflicts of interest; the fact that no member of the committee has a business or personal relationship with the consultants rendering compensation advice; the fact that no consultant advising the committee regarding compensation matters owns any of our company’s stock; and the fact that none of our executive officers have any business or personal relationship with any consultant advising the committee with regard to compensation matters.

COMPENSATION COMMITTEE REPORT

The compensation committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on that review and those discussions, the compensation committee recommends to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

O. Thomas Albrecht, Chairman
D. Eugene Ewing
John D. March
Michael Rescoe

Summary Compensation Table

The following table sets forth certain information with respect to the total compensation paid or earned by each of our named executive officers for our fiscal years 2012, 2011 and 2010.

Name and Principal Position	Year	Salary	Bonus	Stock Awards		Option Awards		Non-Equity Incentive Plan Compen- sation (5)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings (6)	All Other Compen- sation		Total
Randall C. Stuewe	2012	$850,000	—	$4,184,474	(1)	$667,046	(1)	$2,485,645	$33,233	$62,537	(7)	$8,282,935
Chairman and Chief Executive Officer	2011	800,000	—	2,549,710	(2)	636,758	(2)	2,400,002	49,329	43,212		6,479,011
	2010	675,000	—	2,045,452	(3)	299,678	(3)	1,188,041	22,410	43,613		4,274,194

Robert A. Griffin (13)	2012	841,500	—	538,581	(1)	132,076	(1)	186,714	—	81,272	(8)	1,780,143
President	2011	841,500	$70,125	—		—		—	—	60,250		971,875
	2010	—	—	—		—		—	—	—		—

John O. Muse	2012	500,000	—	2,424,417	(1)	235,427	(1)	950,394	18,934	56,436	(9)	4,185,608
Executive Vice President — Chief Administrative Officer	2011	475,000	—	908,335	(2)	226,848	(2)	926,252	61,931	47,039		2,645,405
	2010	342,700	—	912,698	(3)	85,200	(3)	397,832	69,459	49,473		1,857,362

Colin Stevenson (14)	2012	155,769	100,000	831,000	(4)	—		—	—	5,507	(10)	1,092,276
Executive Vice President — Chief Financial Officer	2011	—	—	—		—		—	—	—		—
	2010	—	—	—		—		—	—	—		—

Neil Katchen	2012	360,500	—	775,252	(1)	113,161	(1)	527,103	85,779	47,379	(11)	1,909,174
Executive Vice President — Co-Chief Operations Officer	2011	350,000	—	446,191	(2)	111,435	(2)	516,251	16,258	35,472		1,475,607
	2010	274,400	—	257,373	(3)	48,728	(3)	320,259	3,246	40,697		944,703

John F. Sterling	2012	345,000	—	1,069,220	(1)	108,296	(1)	478,769	5,909	36,298	(12)	2,043,492
Executive Vice President — General Counsel and Secretary	2011	335,000	—	427,068	(2)	106,661	(2)	496,219	11,723	28,538		1,405,209
	2010	263,200	—	445,160	(3)	46,738	(3)	308,832	5,991	25,399		1,095,320

(1)	In the case of the stock awards column, represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of the performance based restricted stock award granted on March 5, 2013 pursuant to the 2012 LTIP and, in the case of Messrs. Stuewe, Muse, Katchen and Sterling, the restricted stock awards granted on January 31, 2012 and December 17, 2012 under the 2010 Special Incentive Program. In the case of the option awards column, represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of the stock option award granted on March 5, 2013 pursuant to the 2012 LTIP. See “Elements of Compensation for Fiscal 2012 — Long-Term Incentive Compensation” on page 22. The increase in total compensation for Messrs. Stuewe, Muse, Katchen and Sterling for 2012 as compared to 2011 is due to (i) the appreciation in value of our common stock since December 31, 2011, which is the value date used to determine the restricted stock award opportunities under the 2012 Executive Compensation Program, and (ii) amounts attributable to the restricted stock awards granted in 2012 under the 2010 Special Incentive Program. The increase in total compensation for Mr. Griffin is due to his inclusion in the 2012 Executive Compensation Program. The 2010 Special Incentive Program was adopted in November 2010 to provide measurable incentives, including appreciation in our common stock price, to participating employees tied to the successful acquisition and integration of Griffin and grants are made only when certain dates and financial metrics are reached. See "Elements of Compensation for Fiscal 2012 — 2010 Special Incentive Program" on page 23. In addition, see Note 13 of the consolidated financial statements in our Annual Report for the fiscal year ended December 29, 2012 regarding assumptions underlying valuation of equity awards.
(2)	In the case of the stock awards column, represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of the performance based restricted stock award granted on March 6, 2012. In the case of the option awards column, represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of the stock option award granted on March 6, 2012.

(3)	In the case of the stock awards column, represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of the performance based restricted stock award granted on March 8, 2011 and, in the case of Messrs. Stuewe, Muse and Sterling, the restricted stock award granted on December 20, 2010 under the 2010 Special Incentive Program. In the case of the option awards column, represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of the stock option award granted on March 8, 2011.
(4)	Represents restricted stock granted to Mr. Stevenson on September 1, 2012 in connection with his acceptance of employment with the Company.
(5)	The amounts reported in the Non-Equity Incentive Plan Compensation column reflect the amounts earned and payable to each named executive officer for fiscal 2012, 2011 and 2010, as the case may be, under the applicable annual incentive plan. For fiscal 2012, these amounts are the actual amounts earned under the awards described in the fiscal 2012 Grants of Plan-Based Awards table on page 30. For fiscal 2012, payments under the annual incentive plan were calculated as described in “Elements of Compensation for Fiscal 2012 — Annual Incentive Bonus” on page 20.
(6)	The item for fiscal 2012 represents the change in the actuarial present value of the named executive officers’ accumulated benefits under the Darling International Inc. Salaried Employees’ Retirement Plan from January 1, 2012 to December 31, 2012. This change is the difference between the fiscal 2011 and fiscal 2012 measurements of the present value, assuming that benefit is not paid until age 65. The item for fiscal 2011 represents the change in the actuarial present value of the named executive officers’ accumulated benefits under the Darling International Inc. Salaried Employees’ Retirement Plan from January 1, 2011 to December 31, 2011. This change is the difference between the fiscal 2010 and fiscal 2011 measurements of the present value, assuming that benefit is not paid until age 65. The item for fiscal 2010 represents the change in the actuarial present value of the named executive officers’ accumulated benefits under the Darling International Inc. Salaried Employees’ Retirement Plan from January 2, 2010 to January 1, 2011. This change is the difference between the fiscal 2009 and fiscal 2010 measurements of the present value, assuming that benefit is not paid until age 65. Each of these amounts was computed using the same assumptions used for financial statement reporting purposes under FAS 87, Employers’ Accounting for Pensions as described in Note 15 of the consolidated financial statements in our Annual Report for the fiscal year ended December 29, 2012.
(7)	Represents $24,000 in auto allowance, $7,608 in personal auto use, $9,365 in club dues paid by our company, $2,814 in group life and $18,750 in employer contributions and employer discretionary contributions to our company’s 401(k) plan.
(8)	Represents $43,036 related to personal use of our company’s aircraft, $11,335 in reimbursement of medical expenses, $2,051 in life insurance premiums, $21,250 in employer contributions and employer discretionary contributions to our company’s 401(k) plan and $3,600 in club dues paid by our company.
(9)	Represents $10,500 in auto allowance, $7,379 in personal auto use, $9,231 in club dues paid by our company, $8,076 in group life and $21,250 in employer contributions and employer discretionary contributions to our company’s 401(k) plan.
(10)	Represents $3,500 in auto allowance, $1,000 in personal auto use, $235 in group life and $772 in club dues paid by our company.
(11)	Represents $9,376 in personal auto use, $16,946 in group life and $21,057 in employer contributions and employer discretionary contributions to our company’s 401(k) plan.
(12)	Represents $9,600 in auto allowance, $4,452 in personal auto use, $4,196 in club dues paid by our company, $1,835 in group life and $16,215 in employer contributions and employer discretionary contributions to our company’s 401(k) plan.
(13)	Mr. Griffin did not become a named executive officer until fiscal 2011. Accordingly, no information is given in this table for fiscal years prior to 2011.
(14)	Mr. Stevenson did not become a named executive officer until fiscal 2012. Accordingly, no information is given in this table for fiscal years prior to 2012.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to the plan-based awards granted to the named executive officers during the fiscal year ended December 29, 2012.

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Under- lying Options (#) (5)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date (1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#) (3)	Maximum (#)
Randall C. Stuewe	2/23/12	$212,500	$850,000	$2,550,000	—	163,074	—	—		73,772	$16.53	$2,720,074	(6)
												$667,046	(7)

Robert A. Griffin	2/23/12	—	$126,225	$189,338		32,289	—	—		14,607	$16.53	$538,581	(6)
												$132,076	(7)

John O. Muse	2/23/12	$81,251	$325,000	$975,000	—	57,555	—	—		26,037	$16.53	$960,017	(6)
												$235,427	(7)

Colin Stevenson	—	—	—	—		—	—	50,000	(4)	—	—	$831,000	(8)

Neil Katchen	2/23/12	$45,063	$180,250	$540,751	—	27,665	—	—		12,515	$16.53	$461,452	(6)
												$113,161	(7)

John F. Sterling	2/23/12	$43,125	$172,500	$517,500	—	26,476	—	—		11,977	$16.53	$441,620	(6)
												$108,296	(7)

(1)	Represents the date that the compensation committee approved the 2012 Executive Compensation Program that contained award opportunities for each named executive officer dependent upon the achievement of pre-established financial and operational goals.
(2)	Non-equity incentive awards granted to each of the named executive officers pursuant to the annual incentive bonus component of the 2012 Executive Compensation Program. These amounts assume achievement of 100% of the SOPs of the personal objective component of the annual incentive bonus payable pursuant to the 2012 Executive Compensation Program. Actual payments under these awards have already been determined and paid and are included in the Non-Equity Incentive Plan Compensation column of the fiscal year 2012 Summary Compensation Table. For a detailed discussion of the annual incentive bonus for fiscal year 2012, see “Elements of Compensation for Fiscal 2012 – Annual Incentive Bonus” on page 20.
(3)	Represents the performance based restricted stock which was granted and issued to the recipients on March 5, 2013, after it was determined that our company exceeded the minimum pre-established financial goal required for such grant. The number of shares of such performance based restricted stock granted was determined in accordance with the terms of the 2012 Executive Compensation Program. The awards vest in four equal installments, with the first installment vesting immediately upon the grant date and the remaining three installments vesting on the next three anniversary dates of the grant. Pursuant to the 2012 Executive Compensation Program, the range of the award opportunity for performance based restricted stock for each named executive officer was as follows: 40,768 to 163,074 shares for Mr. Stuewe; 22,602 to 32,289 shares for Mr. Griffin; 14,389 to 57,555 shares for Mr. Muse; 6,916 to 27,665 shares for Mr. Katchen; and 6,619 to 26,476 shares for Mr. Sterling. For a detailed discussion of the restricted stock awards, see “Elements of Compensation for Fiscal 2012 – Long-Term Incentive Compensation” on page 22.

(4)	Represents 50,000 shares of restricted stock granted to Mr. Stevenson on September 1, 2012 under the 2012 Omnibus Plan as part of his employment package, 25,000 shares of which vested immediately on the grant date and the remaining 25,000 shares of which vest in three equal installments on the next three anniversary dates of the grant.
(5)	Represents the stock options which were granted and issued to the recipients on March 5, 2013, after it was determined that our company exceeded the minimum pre-established financial goal required for such grant. The number of stock options issued was determined in accordance with the terms of the 2012 Executive Compensation Program. The exercise price of such stock options was determined based on the closing price of our company’s common stock on the NYSE on March 4, 2013. The awards vest in four equal installments, with the first installment vesting immediately upon the grant date and the remaining three installments vesting on the next three anniversary dates of the grant. Pursuant to the 2012 Executive Compensation Program, the range of the award opportunity for stock options for each named executive officer was as follows: 18,443 to 73,772 for Mr. Stuewe; 9,246 to 14,607 for Mr. Griffin; 6,509 to 26,037 for Mr. Muse; 3,129 to 12,515 for Mr. Katchen; and 2,994 to 11,977 for Mr. Sterling. For a detailed discussion of the stock option awards, see “Elements of Compensation for Fiscal 2012 – Long-Term Incentive Compensation” on page 22.
(6)	Represents the grant date fair value of the performance based restricted stock award granted on March 5, 2013, computed in accordance with FASB ASC Topic 718.
(7)	Represents the grant date fair value of the stock option award granted on March 5, 2013, computed in accordance with FASB ASC Topic 718.
(8)	Represents the grant date fair value of the restricted stock granted on September 1, 2012, computed in accordance with FASB ASC Topic 718.

Employment Agreements

Mr. Stuewe’s Employment Agreement

We are party to an employment agreement with Mr. Stuewe that was amended and restated effective as of January 1, 2009, pursuant to which Mr. Stuewe is employed through December 31, 2013 with automatic extensions thereafter unless Mr. Stuewe’s employment is terminated earlier (i) by our company without cause (as defined in the agreement and discussed below) on not less than thirty days prior notice to Mr. Stuewe, (ii) by our company for cause (as defined in the agreement and discussed below) or upon Mr. Stuewe’s death or disability or (iii) by Mr. Stuewe for good reason (as defined in the agreement and discussed below).

Mr. Stuewe is employed as our Chairman and Chief Executive Officer. The employment agreement provides for a minimum annual base salary, subject to increases at the discretion of the compensation committee of our Board, and an annual bonus paid pursuant to our company’s employee bonus plan in accordance with personal and company performance targets established annually by our compensation committee in consultation with Mr. Stuewe. The agreement also provides for Mr. Stuewe to receive our standard retirement and welfare benefits for executive officers. Furthermore, under his employment agreement, Mr. Stuewe is entitled to receive an allowance of $2,000 per month for the exclusive purpose of purchasing or leasing a new automobile of his choice.

Cause is defined in Mr. Stuewe’s employment agreement to mean: (i) Mr. Stuewe’s breach of certain covenants in the employment agreement, including covenants in respect of confidentiality, non-competition and non-solicitation by Mr. Stuewe, (ii) Mr. Stuewe’s conviction by, or entry of a plea of guilty or no contest in, a court of competent and final jurisdiction for any crime (whether felony or misdemeanor) involving moral turpitude or punishable by imprisonment, (iii) Mr. Stuewe’s commission of any crime, act of fraud, embezzlement or theft upon or against our company in connection with his duties or in the course of his employment with our company or otherwise, or Mr. Stuewe’s commission of any crime, act of fraud, embezzlement or theft upon or against any third party, (iv) Mr. Stuewe’s continuing failure or refusal to perform his duties as required by the employment agreement or (v) gross negligence, insubordination, material violation by Mr. Stuewe of any duty of loyalty to our company or any other material misconduct on the part of Mr. Stuewe. In order to be terminated for the reasons stated in (iv) and (v), Mr. Stuewe must receive written notice from the Board stating the nature of Mr. Stuewe’s failure or refusal to comply with the terms of the employment agreement and must be given an opportunity to correct the act or omission complained of.

Good reason is defined in Mr. Stuewe’s employment agreement to mean the occurrence of any of the following events or actions: (i) any material reduction in Mr. Stuewe’s base salary, (ii) Mr. Stuewe’s assignment of substantial duties materially inconsistent with his position as Chief Executive Officer or his experience or his demotion to a lesser position, (iii) our company’s failure to nominate Mr. Stuewe to the Board or removal of Mr. Stuewe from the Board (other than for cause or because of legal requirement), (iv) our company’s failure to pay or provide any amount of compensation or any material benefit that is due pursuant to the employment agreement or any plan, program, arrangement or policy with Mr. Stuewe, (v) a material increase in the indebtedness of our company over Mr. Stuewe’s objections or (vi) Mr. Stuewe’s resignation within ninety days following a change of control (as defined in the agreement) of our company. A finding of good reason pursuant to the above definition is not effective unless Mr. Stuewe provides our company with written notice within sixty calendar days of becoming aware of the facts and circumstances giving cause to the “good reason” and, if the facts and circumstances are capable of being cured, gives our company the opportunity to cure within thirty days of the notice.

Mr. Stuewe’s employment agreement also includes severance arrangements. These severance arrangements are discussed under the heading “Potential Payments upon Termination or Change of Control” beginning on page 35.

Other Employment Agreements

In connection with the closing of the Griffin transaction, we entered into employment agreements dated as of December 17, 2010, with each of Robert Griffin and Martin Griffin pursuant to which Robert Griffin serves as President and Martin Griffin serves as Executive Vice President – Co-Chief Operations Officer. Pursuant to these employment agreements, Robert Griffin’s and Martin Griffin’s employment commenced on the Closing Date and will continue until December 17, 2013, subject to termination as provided in the employment agreements. During the term of the employment agreements, the base salary of each of the executives will be the same as such executive’s base salary at Griffin immediately prior to the Closing Date, subject to annual increases at the discretion of the compensation committee of our Board. The employment agreements also provide that beginning in fiscal year 2012 each executive will participate in our 2012 Omnibus Plan for the remainder of such executive’s employment, as more fully described in the employment agreements. The employment agreements also provide for the executives to receive certain benefits, including, without limitation, participation in health and welfare and 401(k) plans, reimbursement for motor vehicle and travel expenses, vacation, eligibility to participate in our long term incentive program and participation in our salary continuation program for sickness and disabilities, as more fully described in the employment agreements.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to unexercised options, stock that has not vested and equity incentive plan awards for each named executive officer that are outstanding as of fiscal year ended December 29, 2012:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)		Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Randall C. Stuewe	127,100 82,600 16,185 18,142 17,371	— — 5,396 18,143 52,113	(1) (2) (3)	$ $ $ $ $	4.16 3.94 8.21 14.50 16.98	11/19/2014 06/16/2015 03/09/2020 03/08/2021 03/06/2022	232,479	(4)	$3,612,724

Robert A. Griffin	—	—			—	—	—		—

John O. Muse	5,754 5,158 6,188	1,919 5,158 18,566	(1) (2) (3)	$ $ $	8.21 14.50 16.98	03/09/2020 03/08/2021 03/06/2022	108,937	(5)	1,692,881

Colin Stevenson	—	—			—	—	25,000	(6)	388,500

Neil Katchen	41,100 26,700 4,146 2,950 3,040	— — 1,383 2,950 9,120	(1) (2) (3)	$ $ $ $ $	4.16 3.94 8.21 14.50 16.98	11/19/2014 06/16/2015 03/09/2020 03/08/2021 03/06/2022	43,156	(7)	670,644

John F. Sterling	3,976 2,829 2,909	1,326 2,830 8,730	(1) (2) (3)	$ $ $	8.21 14.50 16.98	03/09/2020 03/08/2021 03/06/2022	51,761	(8)	804,366

(1)	These stock options were granted on March 9, 2010 and vest in four equal installments, with the first installment vesting immediately upon the grant date and the remaining three installments vesting on the next three anniversary dates of the grant.
(2)	These stock options were granted on March 8, 2011 and vest in four equal installments, with the first installment vesting immediately upon the grant date and the remaining three installments vesting on the next three anniversary dates of the grant.
(3)	These stock options were granted on March 6, 2012 and vest in four equal installments, with the first installment vesting immediately upon the grant date and the remaining three installments vesting on the next three anniversary dates of the grant.
(4)	These shares consist of: (i) 185,812 shares that are part of awards granted on March 9, 2010, March 8, 2011 and March 6, 2012, which awards vest in four equal installments, with the first installment vesting immediately upon the grant date and the remaining three installments vesting on the next three anniversary dates of the grant, and (ii) 46,667 shares granted on January 31, 2012 pursuant to the 2010 Special Incentive Program, which vest in three equal installments, with the first installment having vested immediately upon the grant date and the remaining two installments vesting on the next two anniversary dates of the grant.

(5)	These shares consist of: (i) 62,270 shares that are part of awards granted on March 9, 2010, March 8, 2011 and March 6, 2012, which awards vest in four equal installments, with the first installment vesting immediately upon the grant date and the remaining three installments vesting on the next three anniversary dates of the grant, and (ii) 46,667 shares granted on January 31, 2012 pursuant to the 2010 Special Incentive Program, which vest in three equal installments, with the first installment having vested immediately upon the grant date and the remaining two installments vesting on the next two anniversary dates of the grant.
(6)	These shares were granted on September 1, 2012, and vest in three equal installments on the next three anniversary dates of the grant.
(7)	These shares consist of (i) 33,156 shares that are part of awards granted on March 9, 2010, March 8, 2011 and March 6, 2012, which awards vest in four equal installments, with the first installment vesting immediately upon the grant date and the remaining three installments vesting on the next three anniversary dates of the grant, and (ii) 10,000 shares granted on January 31, 2012 pursuant to the 2010 Special Incentive Program, which vest in three equal installments, with the first installment having vested immediately upon the grant date and the remaining two installments vesting on the next two anniversary dates of the grant.
(8)	These shares consist of: (i) 31,761 shares that are part of awards granted on March 9, 2010, March 8, 2011 and March 6, 2012, which awards vest in four equal installments, with the first installment vesting immediately upon the grant date and the remaining three installments vesting on the next three anniversary dates of the grant, and (ii) 20,000 shares granted on January 31, 2012 pursuant to the 2010 Special Incentive Program, which vest in three equal installments, with the first installment having vested immediately upon the grant date and the remaining two installments vesting on the next two anniversary dates of the grant.

Option Exercises and Stock Vested

The following table lists the number of shares acquired and the value realized as a result of option exercises by the named executive officers during the fiscal year ended December 29, 2012, and the value of any restricted stock that vested during the fiscal year ended December 29, 2012.

	Option Awards		Stock Awards
	Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Randall C. Stuewe	150,000	$2,205,000	171,848	$2,872,407
Robert A. Griffin	—	—	—	—
John O. Muse	46,200	$603,372	97,749	$1,617,424
Colin Stevenson	—	—	25,000	$415,500
Neil Katchen	—	—	36,686	$614,727
John F. Sterling	—	—	48,158	$800,317

Pension Benefits

The following table shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each named executive officer, under our Salaried Employees’ Retirement Plan determined using interest rate and post-retirement mortality rate assumptions. These values are calculated assuming retirement at age 62, the earliest age at which a participant can receive an unreduced retirement benefit from our Salaried Employees’ Retirement Plan, other than with respect to Mr. Muse, who is age 64, and Mr. Katchen, who is age 67.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Randall C. Stuewe	Salaried Employees’ Retirement Plan	8.83	$208,366	—
Robert A. Griffin	—	—	—	—
John O. Muse	Salaried Employees’ Retirement Plan	14.17	$618,012	—
Colin Stevenson	—	—	—	—
Neil Katchen	Salaried Employees’ Retirement Plan	41.58	$1,169,371	—
John F. Sterling	Salaried Employees’ Retirement Plan	4.42	$38,520	—

The present value of accumulated benefits has been calculated as of December 29, 2012, which is the measurement date for financial statement reporting purposes. The present value of accumulated benefits has been calculated assuming an age 62 retirement date (the earliest unreduced retirement age under the plan), other than with respect to Mr. Muse, who is age 64, and Mr. Katchen, who is age 67, and no pre-retirement death, disability, or withdrawal was assumed. All other assumptions used (including a 3.90% discount rate and a projection of the 2013 IRS Prescribed Mortality Static Annuitant, male and female) are consistent with the assumptions used for our company's audited financial statements for the fiscal year ended December 29, 2012. See Note 15 of the consolidated financial statements in our Annual Report for the fiscal year ended December 29, 2012 for more information regarding the assumptions underlying the valuation of the pension benefits.

Our Salaried Employees’ Retirement Plan was frozen effective December 31, 2011. Information regarding our Salaried Employees’ Retirement Plan and the terms and conditions of payments and benefits available under the plan can be found under the heading “Elements of Compensation for Fiscal 2012 – Retirement Benefits” on page 25.

Potential Payments upon Termination or Change of Control

Mr. Stuewe’s employment agreement includes provisions pursuant to which he is entitled to the following severance and other payments upon his termination:

•

Termination upon Death: In the event that Mr. Stuewe’s employment with our company terminates as the result of his death, Mr. Stuewe’s designated beneficiary is entitled to receive the following amounts: (i) accrued but unpaid base salary through the date of termination, in a lump sum payment, within thirty days of termination; (ii) earned but unpaid bonus for a completed fiscal year, in a lump sum payment, within thirty days of termination; (iii) business expenses and accrued vacation pay, in a lump sum payment, within thirty days of termination; (iv) amounts to which Mr. Stuewe is entitled pursuant to Mr. Stuewe’s participation in employee benefit plans (the above amounts are collectively referred to as the “Accrued Entitlements” ); and (v) death benefits equal to two times Mr. Stuewe’s then-effective base salary pursuant to a group life insurance policy maintained at our company’s expense.

•

Termination upon Disability: In the event that Mr. Stuewe’s employment with our company terminates as the result of his disability (as defined in his employment agreement), Mr. Stuewe is entitled to receive (i) the Accrued Entitlements and (ii) $10,000 per month until Mr. Stuewe reaches 65 years of age pursuant to a group disability policy maintained at our company’s expense.

•

Termination for Cause; Resignation without Good Reason: If our company terminates Mr. Stuewe for cause (as defined in his employment agreement and discussed above) or Mr. Stuewe resigns without good reason (as defined in his employment agreement and discussed above), Mr. Stuewe is entitled to receive the Accrued Entitlements only.

•

Termination without Cause; Resignation for Good Reason: If our company terminates Mr. Stuewe without cause or Mr. Stuewe resigns for good reason (other than following a change of control), Mr. Stuewe is entitled to receive the following payments, among others: (i) the Accrued Entitlements; (ii) a lump sum payment, within thirty days of the date of termination, equal to two times Mr. Stuewe’s base salary at the highest rate in effect in the preceding twelve months; and (iii) an amount equal to the bonus that he would have been entitled to at year end, but only if our company’s performance to the termination date would entitle him to the bonus.

•

Termination upon a Change of Control of our company: If our company terminates Mr. Stuewe without cause within twelve months following a change of control or Mr. Stuewe resigns within ninety days following a change of control, Mr. Stuewe is entitled to the following payments, among others: (i) the Accrued Entitlements; (ii) a lump sum payment, within thirty days of the date of termination, equal to three times Mr. Stuewe’s base salary at the highest rate in effect in the preceding twelve months; and (iii) an amount equal to the bonus that he would have been entitled to at year end, but only if our company’s performance to the termination date would entitle him to the bonus.

Pursuant to Mr. Stuewe’s employment agreement, subject to certain exceptions, during Mr. Stuewe’s employment with our company and for a period of (i) two years thereafter in the event of termination without cause, (ii) three years thereafter in the event of termination upon a change of control and (iii) one year thereafter in each other instance (the “Restricted Period”), Mr. Stuewe may not have any ownership interest in, or be an employee, salesman, consultant, officer or director of, any entity that engages in the United States, Canada or Mexico in a business that is similar to that in which our company is engaged in the territory. Subject to certain limitations, Mr. Stuewe’s employment agreement also prohibits him from soliciting our company’s customers, employees or consultants during the Restricted Period. Further, Mr. Stuewe is required by his employment agreement to keep all confidential information in confidence during his employment and at all times thereafter.

Mr. Stuewe’s employment agreement contains a provision that provides that, if following a change of control, Mr. Stuewe’s employment is terminated and as a result of payments made to him in connection with the change of control an excise tax penalty is imposed on Mr. Stuewe under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), our company would be required to make a gross-up payment to Mr. Stuewe sufficient to cover the excise tax. Additionally, Mr. Stuewe’s employment agreement contains provisions intended to comply with Section 409A of the Code and the guidance promulgated thereunder. Our Board has adopted a policy precluding approval of tax gross-up provisions in employment agreements entered into by our company in the future with directors or executive officers.

We have also entered into severance agreements with each of Messrs. Muse, Stevenson, Katchen and Sterling, which provide that, subject to certain conditions, we must continue to pay the executive upon any termination of his employment (except termination by reason of the voluntary resignation, termination for cause or termination by reason of normal retirement) for one year (or 18 months in the case of Messrs. Muse and Stevenson) (i) his annual base salary in effect at the time of his termination or, in the case of Messrs. Muse and Stevenson, his annual base salary at the highest rate in effect in the preceding twelve months (the “Termination Payment Amount”), (ii) any accrued vacation pay due but not yet taken at the date of his termination, and (iii) life, disability, health and dental insurance, and certain other similar fringe benefits of our company (or similar benefits provided by our company) in effect immediately prior to the date of termination to the extent allowed under the applicable policies.

These severance agreements contain covenants for the benefit of our company relating to the protection of our confidential information, return of company property, non-solicitation of our employees during employment and for one year thereafter, non-disparagement of our company and its business, continued cooperation in certain matters involving our company and requiring the executive officer to mitigate required payments under the severance agreement by seeking other comparable employment as promptly as practicable after termination and causing any amount earned from any other employment to offset amounts payable under the severance agreement. The employee fringe benefits provided for in these severance agreements terminate when the executive officer obtains other employment.

In addition to the foregoing, each of Messrs. Muse’s and Stevenson’s severance agreements also provides that if our company terminates their employment without cause within twelve months following a change of control (as defined in Mr. Muse’s and Mr. Stevenson’s severance agreements) or if they resign within ninety days following a change of control, then in lieu of the Termination Payment Amount (discussed above) and subject to certain conditions, they will receive a lump sum payment within thirty days of the date of termination equal to three times their annual base salary at the highest rate in effect in the preceding twelve months (the “Change of Control Termination Payment”). The Change of Control Termination Payment is not subject to the mitigation provision described above with respect to the Termination Payment Amount.

The tables below reflect the amount of compensation to each of the named executive officers of our company in the event of termination of the executive officer’s employment or upon a change of control. The amount of compensation payable to each named executive officer upon termination for cause, voluntary resignation, termination without cause, termination due to death or disability, or upon a change of control is shown below. The amounts shown assume that the termination or change of control was effective as of December 29, 2012, and thus include amounts earned through that date and are estimates of the amounts that would be paid to each executive officer listed upon his termination. The actual amounts to be paid can only be determined at the time of the applicable executive officer’s separation from our company.

	By Company for Cause	Voluntary Resig- nation	By Company Without Cause or Resignation for Good Reason		Death or Disability		Change in Control (Without Termination)	By Company Without Cause or Resignation for Good Reason Following a Change of Control
Randall C. Stuewe
Compensation	—	—	$1,700,000	(1)	—		—	$2,550,000	(2)
Annual Incentive Bonus (3)	—	—	2,486,000		$2,486,000		—	2,486,000
Excise Tax Gross-Up	—	—	—		—		—	—	(4)
Life Insurance Benefits	—	—	—		1,700,000	(5)	—	—
Accrued Vacation (6)	$65,000	$65,000	65,000		65,000		—	65,000
Health and Welfare	—	—	37,000	(7)	—		—	55,000	(8)
Disability Income	—	—	—		1,330,000	(9)	—	—
Equity Awards (10)	—	—	2,946,000		2,946,000		$3,671,000	3,671,000
Pension Accrual (11)	—	—	—		—		—	—
Relocation Expenses	—	—		(12)	—		—		(12)

(1)	Reflects the lump-sum value of the compensation to be paid to Mr. Stuewe in accordance with his employment agreement, which is two times his base salary at the highest rate in effect in the preceding twelve months.
(2)	Reflects the lump-sum value of the compensation to be paid to Mr. Stuewe in accordance with his employment agreement, which is three times his base salary at the highest rate in effect in the preceding twelve months.
(3)	Reflects amount due Mr. Stuewe under the annual incentive bonus component of the 2012 Compensation Policy, which would be payable to Mr. Stuewe under his employment agreement since our company’s performance in fiscal 2012 would have entitled him to the bonus as of the assumed date of termination.
(4)	No excise tax is due and owing under these circumstances; however, pursuant to the terms of Mr. Stuewe’s employment agreement, our company is obligated to cover the excise tax, if any, Mr. Stuewe incurs as a result of the termination of his employment following a change of control; provided, however, that the amount of such excise tax would be offset by the value attributable to the non-competition provision contained in Mr. Stuewe’s employment agreement.

(5)	Reflects the lump-sum proceeds payable to Mr. Stuewe’s designated beneficiary upon his death, which is two times his then-effective base salary from a group life insurance policy (that is generally available to all salaried employees) and a supplemental executive life policy maintained by our company at its sole expense.
(6)	Reflects lump-sum earned and accrued vacation not taken.
(7)	Reflects the estimated lump-sum present value of all future premiums paid to or on behalf of Mr. Stuewe for medical, dental, life and accidental death and dismemberment, as well as short and long-term disability, which, in accordance with the terms of Mr. Stuewe’s employment agreement, are to continue for a two year period after his employment is terminated.
(8)	Reflects the estimated lump-sum present value of all future premiums paid to or on behalf of Mr. Stuewe for medical, dental, life and accidental death and dismemberment, as well as short and long-term disability, which, in accordance with the terms of Mr. Stuewe’s employment agreement, are to continue for a three year period after his employment is terminated following a change of control.
(9)	Reflects the lump-sum present value of all future payments that Mr. Stuewe would be entitled to receive under his employment agreement upon disability. Mr. Stuewe would be entitled to receive disability benefits until he reaches age 65.
(10)	Reflects the acceleration of vesting of 100% of Mr. Stuewe’s unvested stock options awarded on March 9, 2010, March 8, 2011 and March 6, 2012, and shares of unvested restricted stock awarded March 9, 2010, March 8, 2011, March 6, 2012 and, with respect to a change of control only, January 31, 2012, with the value based on the closing price of our common stock on December 29, 2012 of $15.54 per share. There is no acceleration of the vesting of this restricted stock or stock options upon a resignation by Mr. Stuewe for good reason unless such resignation occurs following a change of control. The amounts shown in connection with change in control scenarios reflect the acceleration of the vesting of 100% of the unvested Grant Two restricted stock awarded to Mr. Stuewe under the 2010 Special Incentive Program, but does not include any amounts attributable to the second or third component of Grant Three under the 2010 Special Incentive Program since the dates associated with the granting of these award opportunities would not have occurred by December 29, 2012.
(11)	Pursuant to his employment agreement, under certain circumstances Mr. Stuewe is entitled to the lump-sum present value for pension benefits that would have accrued under our company’s salaried employees’ pension plan for the two year period following termination. As previously noted, our company’s salaried employees’ pension plan was frozen effective December 31, 2011, including all future service and wage accruals. Accordingly, no amounts would be owed to Mr. Stuewe under this provision of his employment agreement.
(12)	Pursuant to the terms of his employment agreement, if Mr. Stuewe is terminated by our company without cause or resigns for good reason (whether following a change of control or not), we will reimburse him for reasonable relocation expenses, which will be limited to realtor fees and closing costs for the sale of his Texas residence as well as costs of moving from Texas to California. These expenses are not reasonably estimable.

	By Company for Cause	Voluntary Resignation	By Company Without Cause (1)		Death or Disability		Change in Control (Without Termination)	By Company Without Cause or Resignation Within 90 Days Following a Change of Control
John O. Muse
Compensation	—	—	$750,000	(2)	—		—	$1,500,000	(3)
Life Insurance Benefits	—	—	—		$1,100,000	(4)	—	—
Accrued Vacation (5)	$48,000	$48,000	48,000		48,000		—	48,000
Health and Welfare	—	—	26,000	(6)	—		—	51,000	(7)
Disability Income	—	—	—		98,000	(8)	—	—
Executive Outplacement	—	—	10,000	(9)	—		—	10,000	(9)
Equity Awards (10)	—	—	987,000		987,000		$1,712,000	1,712,000

Colin Stevenson
Compensation	—	—	675,000	(2)	—		—	1,350,000	(3)
Life Insurance Benefits	—	—	—		1,100,000	(4)	—	—
Accrued Vacation (5)	35,000	35,000	35,000		35,000		—	35,000
Health and Welfare	—	—	26,000	(6)	—		—	50,000	(7)
Disability Income	—	—	—		1,335,000	(8)	—	—
Executive Outplacement	—	—	10,000	(9)	—		—	10,000	(9)
Equity Awards (11)	—	—	389,000		389,000		389,000	389,000

(1)	All benefits payable to the noted executive officer upon termination by our company without cause (unless the termination follows a change of control) may end or be reduced due to his obligation to seek other employment as required by his severance agreement.
(2)	Reflects 18 months of compensation based on the noted executive officer’s base salary at December 29, 2012, to be paid to such executive officer in accordance with the terms of his severance agreement.
(3)	Reflects the lump-sum value of the compensation to be paid to the noted executive officer in accordance with his severance agreement, which is equal to three times his base salary at the highest rate in effect in the preceding twelve months.
(4)	Reflects the lump-sum proceeds payable to the noted executive officer’s designated beneficiary upon his death, which is two times his then-effective base salary, capped at $350,000, from a group life insurance policy that is generally available to all salaried employees and is maintained by our company at its sole expense, plus an additional amount equal to three times his then-effective base salary, capped at $750,000, from a supplemental executive life policy maintained by our company at its sole expense.
(5)	Reflects lump-sum earned and accrued vacation not taken.
(6)	Reflects the estimated lump-sum present value of all future premiums paid to or on behalf of the noted executive officer for medical, dental, life and accidental death and dismemberment, as well as short and long-term disability, which, in accordance with the terms of such executive officer’s severance agreement, are to continue for eighteen months after his employment is terminated.
(7)	Reflects the estimated lump-sum present value of all future premiums paid to or on behalf of the noted executive officer for medical, dental, life and accidental death and dismemberment, as well as short and long-term disability, which, in accordance with the terms of such executive officer’s severance agreement, are to continue for a three year period after his employment is terminated following a change of control.

(8)	Reflects the lump-sum present value of all future payments that the noted executive officer would be entitled to receive upon disability under a long-term disability policy maintained by our company at its sole expense. Such noted executive officer would be entitled to receive up to 60% of his base salary annually, with the monthly benefit limited to no greater than $10,000, until the age of 65.
(9)	Reflects the present value of outplacement fees to be paid by our company to assist the noted executive officer in obtaining employment following termination.
(10)	Reflects the acceleration of vesting of 100% of Mr. Muse’s unvested stock options awarded on March 9, 2010, March 8, 2011 and March 6, 2012, and shares of unvested restricted stock awarded March 9, 2010, March 8, 2011, March 6, 2012 and, with respect to a change of control only, January 31, 2012, with the value based on the closing price of our common stock on December 29, 2012 of $15.54 per share. The amounts shown in connection with change in control scenarios reflect the acceleration of the vesting of 100% of the unvested Grant Two restricted stock awarded to Mr. Muse under the 2010 Special Incentive Program, but does not include any amounts attributable to the second or third component of Grant Three under the 2010 Special Incentive Program since the dates associated with the granting of these award opportunities would not have occurred by December 29, 2012.
(11)	Reflects the acceleration of vesting of 100% of the shares of unvested restricted stock awarded to Mr. Stevenson on September 1, 2012, with the value based on the closing price of our common stock on December 29, 2012 of $15.54 per share.

	By Company For Cause	Voluntary Resignation	By Company Without Cause (1)		Death or Disability		Change in Control (With or Without Termination) (2)
Robert A. Griffin
Compensation	—	—		(3)	—		—
Life Insurance Benefits	—	—	—		$595,000	(4)	—
Accrued Vacation (5)	$65,000	$65,000	$65,000		65,000		—
Health and Welfare	—	—	—		—		—
Disability Income	—	—	—		559,000	(6)	—
Executive Outplacement	—	—	—		—		—
Equity Awards	—	—	—		—		—

Neil Katchen
Compensation	—	—	360,500	(7)	—		—
Life Insurance Benefits	—	—	—		1,100,000	(4)	—
Accrued Vacation (5)	69,000	69,000	69,000		69,000		—
Health and Welfare (8)	—	—	19,000		—		—
Disability Income	—	—	—		—		—
Executive Outplacement	—	—	10,000	(9)	—		—
Equity Awards (10)	—	—	528,000		528,000		$684,000

John F. Sterling
Compensation	—	—	345,000	(7)	—		—
Life Insurance Benefits	—	—	—		1,100,000	(4)	—
Accrued Vacation (5)	40,000	40,000	40,000		40,000		—
Health and Welfare (8)	—	—	17,000		—		—
Disability Income	—	—	—		1,416,000	(6)	—
Executive Outplacement	—	—	10,000	(9)	—		—
Equity Awards (10)	—	—	506,000		506,000		817,000

(1)	All benefits payable to Messrs. Katchen and Sterling upon termination without cause may end or be reduced due to his obligation to seek other employment as required by his severance agreement.
(2)	Our company has no program, plan or agreement providing benefits to the noted executive officers triggered by a change of control except for the acceleration of the vesting of restricted stock awards to Messrs. Katchen and Sterling which, pursuant to the terms of the award, accelerates upon a change of control, which as defined in the 2004 Omnibus Plan and 2012 Omnibus Plan, as the case may be, means, subject to certain exceptions, any of the following events: (i) any person becomes the beneficial owner of 20% (30% in the 2012 Omnibus Plan) or more of the combined voting power of our company, (ii) the individuals who constitute the Board cease for any reason to constitute at least a majority of the Board (unless any new director is first approved by the existing Board) or (iii) the consummation of a reorganization, merger or consolidation (in the case of both plans) or amalgamation or statutory share exchange (in the case of the 2012 Omnibus Plan) to which our company is a party or a sale or other disposition of all or substantially all of the assets of our company.
(3)	Mr. Griffin’s employment agreement with the company does not provide for a termination without cause by the company. Accordingly, in the event of the company’s termination of Mr. Griffin’s employment without cause, Mr. Griffin would have a claim for damages against the company. The nature of the claim and the amount of damages would be dependent on the circumstances surrounding the termination and is therefore not reasonably estimable at this time.

(4)	In the case of Mr. Griffin, reflects the lump-sum proceeds payable to his designated beneficiary upon his death, which is one times his then-effective base salary, capped at $595,000. In the case of each of Messrs. Katchen and Sterling, reflects the lump-sum proceeds payable to his designated beneficiary upon his death, which is two times his then-effective base salary, capped at $350,000, from a group life insurance policy that is generally available to all Darling salaried employees and is maintained by our company at its sole expense, plus an additional amount equal to three times his then-effective base salary, capped at $750,000, from a supplemental executive life policy maintained by our company at its sole expense.
(5)	Reflects lump-sum earned and accrued vacation not taken.
(6)	Reflects the lump-sum present value of all future payments that the noted executive would be entitled to receive upon disability under a long-term disability policy maintained by our company at its sole expense. The noted executive would be entitled to receive up to 60% of his base salary annually, with the monthly benefit limited to no greater than $10,000, until the age of 65.
(7)	Reflects 12 months of compensation based on the noted executive officer’s base salary at December 29, 2012, to be paid to the noted executive officer in accordance with the terms of his severance agreement.
(8)	Reflects the lump-sum present value of all future premiums paid to or on behalf of the applicable executive officer for medical, dental, life and accidental death and dismemberment, as well as short and long-term disability, which, in accordance with the terms of the severance agreement, are to continue for up to one year following termination.
(9)	Reflects the present value of outplacement fees to be paid by our company to assist the executive officer in obtaining employment following termination.
(10)	Reflects the acceleration of vesting of 100% of unvested stock options awarded on March 9, 2010, March 8, 2011 and March 6, 2012 to each of Messrs. Katchen and Sterling, and shares of unvested restricted stock awarded on March 9, 2010, March 8, 2011, March 6, 2012 and, with respect to a change of control only, January 31, 2012, to each of Messrs. Katchen and Sterling, with the value in each case based on the closing price of our common stock on December 29, 2012 of $15.54 per share. The amounts shown in connection with a change in control scenario for Messrs. Katchen and Sterling reflect the acceleration of the vesting of 100% of the unvested Grant Two restricted stock awarded to each of Messrs. Katchen and Sterling under the 2010 Special Incentive Program, but do not include any amounts attributable to the second or third component of Grant Three under the 2010 Special Incentive Program since the dates associated with the granting of these award opportunities would not have occurred by December 29, 2012.

Compensation of Directors

The following table sets forth certain information regarding the fees earned or paid in cash and stock awards granted to each outside director during the fiscal year ended December 29, 2012.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Total ($)
O. Thomas Albrecht	$79,000	$60,000	—	$139,000
D. Eugene Ewing	69,000	60,000	—	129,000
Charles Macaluso	91,500	60,000	—	151,500
John D. March	69,000	60,000	—	129,000
Michael Rescoe	68,000	60,000	—	128,000
Michael Urbut	83,500	60,000	—	143,500

(1)	The aggregate number of stock awards outstanding at December 29, 2012 for the directors listed above are as follows: Albrecht, 26,106; Ewing, 5,860; Macaluso, 26,106; March, 18,420; Rescoe, 5,860; and Urbut, 26,106.

(2)	The aggregate number of option awards outstanding at December 29, 2012 for the directors listed above are as follows: Albrecht, 24,000; Ewing, none; Macaluso, 24,000; March 12,000; Rescoe, none; and Urbut, 16,000.

Non-employee members of the Board are paid a $45,000 annual retainer. Each outside director receives $1,500 for each board or committee meeting attended in person or by video where minutes are taken or $1,000 if attended by telephone. The chairman of each of the audit, compensation, and nominating and corporate governance committees receives an additional $12,000, $7,500 and $5,000, respectively, as an annual retainer, and the lead director of the Board receives an additional $15,000 annual retainer. In accordance with its written charter, the nominating and corporate governance committee is charged with evaluating annually the status of the Board’s compensation in relation to comparable U.S. companies and reporting its findings to the Board.

Employee directors receive no additional compensation for serving on the Board.

As an element of annual non-employee director compensation, pursuant to the 2012 Omnibus Plan, each non-employee director receives an annual grant of $60,000 in value of restricted stock on the fourth business day after we release our annual financial results. The number of shares granted is determined by dividing $60,000 by the fair market value per share of our common stock on the third business day after we release our annual financial results. Accordingly, on March 6, 2012, each non-employee director serving on such date received a grant of $60,000 in restricted stock. In the aggregate, 21,204 shares of restricted stock were granted to non-employee directors during the fiscal year ended December 29, 2012.

On March 5, 2013, each non-employee director received a grant of $60,000 in restricted stock, calculated in the manner described above.

Equity Compensation Plans

The following table sets forth certain information as of December 29, 2012 with respect to our equity compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance, aggregated by (i) all compensation plans previously approved by our security holders, and (ii) all compensation plans not previously approved by our security holders. The table includes:

•	the number of securities to be issued upon the exercise of outstanding options and granted non-vested stock;

•	the weighted-average exercise price of the outstanding options and granted non-vested stock; and

•	the number of securities that remain available for future issuance under the plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance (excluding securities reflected in column (a))
		(a)		(b)		(c)
Equity compensation plans approved by security holders	899,284	(1)	$7.93		11,016,544
Equity compensation plans not approved by security holders	—		—		—

Total	899,284		$7.93		11,016,544

(1)	Includes shares underlying options that have been issued and granted non-vested stock pursuant to the 2004 Omnibus Plan and the 2012 Omnibus Plan, both as approved by the Company’s stockholders. See Note 13 of the consolidated financial statements in our Annual Report for the fiscal year ended December 29, 2012 for information regarding the material features of the 2012 Omnibus Plan, which is substantially similar to the 2004 Omnibus Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table and notes set forth certain information with respect to the beneficial ownership of shares of our common stock based on Schedule 13G or Schedule 13D filings, as the case may be, as of March 11, 2013, by each person or group within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), who is known to our management to be the beneficial owner of more than five percent of our outstanding common stock and is based upon information provided to us by those persons.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
BlackRock, Inc. 40 East 52nd Street, New York, NY 10022	8,936,255	(1)	7.56%
FMR LLC 82 Devonshire Street, Boston, MA 02109	8,629,100	(2)	7.30%
Michael W. Cook Asset Management, Inc. d/b/a SouthernSun Asset Management 6070 Poplar Ave., Suite 300, Memphis, TN 38119	7,906,956	(3)	6.69%
The Vanguard Group, Inc. 100 Vanguard Blvd., Malvern, PA 19355	7,093,937	(4)	6.00%

(1)	BlackRock, Inc. is a parent holding company in accordance with Rule 13d-1 (b) (1) (ii) (G) of the Exchange Act and has sole voting and dispositive power with respect to all of the above shares.
(2)	FMR LLC is a parent holding company in accordance with Section 240.13d-1 (b) (ii) (G) of the Exchange Act. Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, MA 02109, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of all of the above shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. FMR LLC and its Chairman, Edward C. Johnson III, through its control of Fidelity, and the funds each has sole power to dispose of the 6,738,900 shares owned by the funds. Members of the family of Edward C. Johnson III are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson III has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Board of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.
(3)	Michael W. Cook Asset Management, Inc. is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and has sole dispositive power with respect to all of the above shares and sole voting power with respect to 7,661,960 of the above shares.
(4)	The Vanguard Group, Inc. is an investment adviser in accordance with Section 240.13-d 1 (b)(1)(ii)(E) of the Exchange Act and has sole power to vote or direct votes with respect to 176,803 of the above shares and sole dispositive power with respect to 6,922,934 of the above shares. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 171,003 of the shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 5,800 of the shares as a result of its serving as investment manager of Australian investment offerings.

Security Ownership of Management

The following table and notes set forth certain information with respect to the beneficial ownership of shares of our common stock, as of March 11, 2013, by each director, each nominee for director, each named executive officer and by all directors and executive officers as a group:

Name of Beneficial Owner	Common Stock Owned	Unexercised Plan Options (1)	Common Stock Beneficially Owned (2)	Percent of Common Stock Owned
Randall C. Stuewe	940,933	311,679	1,252,612	1.06%
O. Thomas Albrecht	47,736	20,000	67,736	*
D. Eugene Ewing	9,490	0	9,490	*
Robert A. Griffin	369,448	3,652	373,100	*
Neil Katchen	151,922	86,963	238,885	*
Charles Macaluso	37,736	20,000	57,736	*
John D. March	22,050	12,000	34,050	*
John O. Muse	334,021	34,295	368,316	*
Michael Rescoe	9,490	0	9,490	*
John F. Sterling	144,475	18,359	162,834	*
Colin Stevenson	43,109	0	43,109	*
Michael Urbut	79,736	16,000	95,736	*
All executive officers and directors as a group (13 persons)	2,525,036	526,250	3,051,286	2.57%

*	Represents less than one percent of our common stock outstanding.
(1)	Represents options that are or will be vested and exercisable within 60 days of March 11, 2013.
(2)	Except as otherwise indicated in the column “Unexercised Plan Options” and footnote 1 and for unvested shares of restricted stock for which recipients have the right to vote but not dispositive power, the persons named in this table have sole voting and investment power with respect to all shares of capital stock shown as beneficially owned by them.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS

AND CERTAIN CONTROL PERSONS

Darling, through its wholly-owned subsidiary Griffin Industries LLC, leases two real properties located in Butler, Kentucky and real properties located in each of Jackson, Mississippi and Henderson, Kentucky from Martom Properties, LLC, an entity owned in part by Martin W. Griffin, our Executive Vice President — Co-Chief Operations Officer. The lease term for each of the Butler properties and the Jackson property is thirty years, and we have the right to renew such leases for two additional terms of ten years each. The annual rental payment for each of the Butler properties is $30,000 for the first five years of the lease term and is increased by the increase in the consumer price index every five years thereafter. The annual rental payment for the Jackson property is $221,715 for the first five years of the lease term and is increased by the increase in the consumer price index every five years thereafter. The lease term for the Henderson property is ten years, and we have the right to renew such lease for four additional terms of five years each. The annual rental payment for the Henderson property is $60,000 for the first five years of the lease term and is increased by the increase in the consumer price index every five years thereafter. Under the terms of each lease, we have a right of first offer and right of first refusal for that property.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and any persons who own more than ten percent of our common stock to file with the SEC various reports as to ownership of the common stock. These persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of the reports furnished to us, the aforesaid Section 16(a) filing requirements were met on a timely basis during fiscal 2012.

REPORT OF THE AUDIT COMMITTEE

The following report of the audit committee shall not be deemed to be soliciting material or to be filed with the SEC under the Securities Act or the Exchange Act or incorporated by reference in any document so filed.

Under the guidance of a written charter adopted by the Board, the audit committee oversees our management’s conduct of the financial reporting process on behalf of our Board. A copy of our audit committee charter can be found on our website at http//www.darlingii.com/investors.aspx. The audit committee also appoints the accounting firm to be retained to audit our company’s consolidated financial statements, and once retained, the accounting firm reports directly to the audit committee. The audit committee is responsible for approving both audit and non-audit services to be provided by the independent auditors.

Management is responsible for our company’s financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. Our company’s independent auditors are responsible for auditing those consolidated financial statements and expressing an opinion on the conformity of those consolidated financial statements with accounting principles generally accepted in the United States. The audit committee’s responsibility is to monitor and review these processes. It is not the audit committee’s duty or responsibility to conduct auditing or accounting reviews.

The audit committee met with management periodically during fiscal 2012 to consider the adequacy of our company’s internal controls, and discussed these matters and the overall scope and plans for the audit of our company with our independent auditors, KPMG LLP. The audit committee met with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of our internal controls and the overall quality of our financial reporting.

The audit committee also discussed with senior management and KPMG LLP our company’s disclosure controls and procedures and the certifications by our Chief Executive Officer and Chief Financial Officer, which are required by the SEC under the Sarbanes-Oxley Act of 2002 for certain of our company’s filings with the SEC.

In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended December 29, 2012 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The audit committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of our company’s accounting principles and other matters as are required to be discussed with the audit committee under auditing standards generally accepted in the United States. In addition, the audit committee has discussed with the independent auditors the auditors’ independence from our company and our management, including the matters in the written disclosures and letter which were received by the audit committee from the independent auditors as required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and considered the compatibility of non-audit services with the auditor’s independence. The audit committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committee,” as amended.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board, and the Board approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 29, 2012 for filing with the SEC.

THE AUDIT COMMITTEE

Michael Urbut, Chairman
D. Eugene Ewing
John D. March
Michael Rescoe

PROPOSAL 2 — RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

The audit committee has selected KPMG LLP to serve as our company’s independent auditors for the fiscal year ending December 28, 2013. KPMG LLP served as our company’s independent registered public accountants for fiscal year 2012 and reported on our company’s consolidated financial statements for that year. We are asking our stockholders to ratify our company’s selection of KPMG LLP as our independent registered public accountants at the Annual Meeting. Although ratification is not required by our amended and restated bylaws or otherwise, the Board is submitting the selection of KPMG LLP to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the audit committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the audit committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our company and our stockholders.

One or more representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions.

In addition to performing the audit of our consolidated financial statements, KPMG LLP provided various other services during fiscal 2012 and 2011. The aggregate fees billed for fiscal 2012 and 2011 for each of the following categories of services are set forth below:

Audit Fees. The aggregate fees billed or to be billed for professional services rendered by KPMG LLP during the years ended December 29, 2012 and December 31, 2011 for the audit of our financial statements as well as for the audit of our internal controls over financial reporting required by the Sarbanes-Oxley Act of 2002 and the review of our interim financial statements for the years ended December 29, 2012 and December 31, 2011 were $1,950,000 and $2,109,000, respectively.

Audit-Related Fees. The aggregate fees billed or to be billed for professional services rendered by KPMG LLP during the years ended December 29, 2012 and December 31, 2011 were $14,000 and $214,000, respectively, for services related to the company’s implementation of a new enterprise resource planning system and acquisition of Griffin Industries, Inc., respectively.

Tax Fees. KPMG LLP did not provide any professional services for tax compliance, tax advice or tax planning for the years ended December 29, 2012 and December 31, 2011.

All Other Fees. There were no fees billed for professional services rendered by KPMG LLP during the years ended December 29, 2012 and December 31, 2011 for services other than those described above as “Audit Fees” and “Audit-Related Fees”.

Pre-approval Policy

The audit committee is required to pre-approve the audit and non-audit services to be performed by the independent auditor in order to assure that the provision of these services does not impair the auditor’s independence.

All audit services, audit-related services, tax services and other services provided by KPMG LLP were pre-approved by the audit committee, which concluded that the provision of these services by KPMG LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions, and no services provided by KPMG LLP to us for the year ended December 29, 2012 were non-audit related services. The audit committee charter provides for pre-approval of any audit or non-audit services provided to us by our independent auditors. The audit committee may delegate to its chairman pre-approval authority with respect to all permitted audit and non-audit services, provided that any services pre-approved pursuant to this delegated authority will be presented to the full audit committee at a subsequent committee meeting.

Required Vote

Ratification of KPMG LLP as our company’s independent registered public accountant for the fiscal year ending December 28, 2013 requires the affirmative vote of a majority of the shares of the common stock present in person or represented by proxy and entitled to vote on the matter (assuming a quorum is present). Abstentions will have the same effect as a vote against the proposal, and broker “non-votes” may be voted at the discretion of the broker holding the shares.

Recommendation of the Board

The Board recommends that the stockholders vote “FOR” Proposal 2.

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K under the Securities Act and the Exchange Act, including the Compensation Discussion and Analysis, the Summary Compensation Table and related tables and disclosure. At our 2011 annual meeting, our stockholders supported an annual frequency for this advisory vote. As such, the Board has determined that our company will hold this advisory vote on the compensation of our named executive officers each year.

As described in detail under the heading “Executive Compensation — Compensation Discussion and Analysis,” our executive compensation program is designed to reward the achievement of specific annual, long-term and strategic goals and to align executives’ interests with those of our stockholders by rewarding performance above established goals with the ultimate objective of improving stockholder value. Stockholders are encouraged to read the Compensation Discussion and Analysis section of this Proxy Statement, beginning on page 17, for a more detailed discussion of our executive compensation program, including information about fiscal year 2012 compensation of our named executive officers.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers. Accordingly, we will ask our stockholders to vote “FOR” adoption of the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders of Darling International Inc. approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with Item 402 of Regulation S-K under the Securities Act and the Exchange Act, including the Compensation Discussion and Analysis, the Summary Compensation Table and related tables and disclosure.”

Approval of the above resolution requires the affirmative vote of a majority of the shares of the common stock present in person or represented by proxy and entitled to vote on the matter (assuming a quorum is present). Abstentions will have the same effect as a vote against the proposal, and broker “non-votes” may not be voted at the discretion of the broker holding the shares.

The say-on-pay vote is advisory and therefore not binding on our company, the compensation committee or the Board. However, the compensation committee and the Board value the opinions of our stockholders and will carefully consider the outcome of the vote and take into consideration any concerns raised by stockholders when determining future compensation arrangements.

Recommendation of the Board

The Board recommends that the stockholders vote “FOR” Proposal 3.

OTHER MATTERS

Our management is not aware of any other matters to be presented for action at the Annual Meeting; however, if any matters are properly presented for action, it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their best judgment on these matters.

HOUSEHOLDING OF PROXY MATERIAL

The SEC has adopted rules that permit companies and intermediaries (e.g., banks, brokers, trustees or other nominees) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. Each stockholder who participates in householding will continue to receive a separate proxy card.

A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your bank, broker, trustee or other nominee and direct a written request to Darling International Inc., Attn: Investor Relations, 251 O’Connor Ridge Boulevard, Suite 300, Irving, Texas 75038 or an oral request by telephone at (972) 717-0300. If any stockholders in your household wish to receive a separate copy of this Proxy Statement, they may call or write to Investor Relations and we will promptly provide additional copies. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their bank, broker, trustee or other nominee.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this Proxy Statement, by going to the Investors page of our corporate website at www.darlingii.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this Proxy Statement, and therefore is not incorporated herein by reference.

Any person, including any beneficial owner, to whom this Proxy Statement is delivered may request copies of proxy statements or other information concerning us, without charge, by written or telephonic request directed to Darling International Inc., 251 O’Connor Ridge Boulevard, Suite 300, Irving, Texas 75038, Attn: Investor Relations or by telephone at (972) 717-0300, or by email to ir@darlingii.com; or from our proxy solicitor, Georgeson Inc., by telephone toll-free at 1-800-790-6795. Such information is also available from the SEC through the SEC website at the address provided above.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE A PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF THE COMPANY’S COMMON STOCK AT THE ANNUAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED MARCH 26, 2013. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ADDITIONAL INFORMATION

Stockholder Proposals for Inclusion in Our 2014 Annual Meeting Proxy Statement and Proxy Card

Any stockholder proposal to be considered by us for inclusion in our 2014 Proxy Statement and form of proxy card for next year’s Annual Meeting of Stockholders, expected to be held in May 2014, must be received by our Secretary at our principal executive offices located at 251 O’Connor Ridge Boulevard, Suite 300, Irving, Texas 75038, no earlier than January 7, 2014 (120 days prior to the first anniversary of the date of the 2013 Annual Meeting) and no later than February 6, 2014 (90 days prior to the first anniversary of the date of the 2013 Annual Meeting). To submit a stockholder proposal, a stockholder must be a stockholder of record of our company at the time of the above notice of proposal, must be entitled to vote at the 2014 Annual Meeting and must comply with the notice procedures set forth in our company’s bylaws. The SEC rules set forth standards as to what stockholder proposals are required to be included in a Proxy Statement.

By Order of the Board,

John F. Sterling
Secretary

Irving, Texas

March 26, 2013

IMPORTANT ANNUAL MEETING INFORMATION 000004ENDORSEMENTLINEACKPACKMR A SAMPLEDESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6Electronic Voting InstructionsAvailable 24 hours a day, 7 days a week!Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 7, 2013.Vote by Internet Go to www.envisionreports.com/DAR Or scan the QR code with your smartphoneFollow the steps outlined on the secure websiteUsing a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephoneFollow the instructions provided by the recorded messageAnnual Meeting Proxy Card 1234 5678 9012 345IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.A The Board of Directors recommends a vote FOR all the nominees and FOR Proposals 2 and 3.1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain 01—Randall C. Stuewe 02—O. Thomas Albrecht 03—D. Eugene Ewing04—Charles Macaluso 05—John D. March 06—Michael Rescoe07—Michael UrbutFor Against Abstain For Against Abstain2. Proposal to ratify the selection of KPMG LLP as the 3. Advisory vote to approve named executive Company’s independent registered public accounting firm officer compensation. for the fiscal year ending December 28, 2013.4. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting.B Non-Voting ItemsChange of Address — Please print new address below.C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign BelowPlease sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE ANDMR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND72A M 1 5 3 4 2 5 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON 05/7/13 FOR DARLING INTERNATIONAL INC. THE FOLLOWING MATERIAL IS AVAILABLE AT WWW.ENVISIONREPORTS.COM/DARPROXY STATEMENT AND ANNUAL REPORT IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — Darling International Inc.Proxy for Annual Meeting of StockholdersMAY 7, 2013THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORSKNOW ALL MEN BY THESE PRESENTS, that the undersigned stockholder of DARLING INTERNATIONAL INC., a Delaware corporation (the “Company”), does hereby constitute and appoint John F. Sterling and Brad Phillips, or either one of them, with full power to act alone and to designate substitutes, the true and lawful proxies of the undersigned for and in the name and stead of the undersigned, to vote all shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at the Four Seasons Resort and Club at 4150 N. MacArthur Blvd., Irving, Texas 75038, on May 7, 2013 at 10:00 a.m., local time, and at any and all adjournments and postponements thereof (the “Annual Meeting”), on all matters that may come before such Annual Meeting. Said proxies are instructed to vote on the following matters in the manner herein specified.IF THIS PROXY IS PROPERLY EXECUTED, THE SHARES OF COMMON STOCK COVERED HEREBY WILL BE VOTED AS SPECIFIED HEREIN. IF NO SPECIFICATION IS MADE, SUCH SHARES WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3 AND AS THE PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.The undersigned hereby revokes all previous Proxies. Important notice regarding the availability of proxy materials for the Annual Meeting: The Notice and Proxy Statement and 2012 Annual Report are available at www.envisionreports.com/DAR(CONTINUED AND TO BE MARKED, DATED AND SIGNED ON THE OTHER SIDE)